UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SPARTAN STORES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SPARTAN STORES, INC.
850 76th Street, S.W.
P.O. Box 8700
Grand Rapids, Michigan 49518-8700
(616) 878-2000

June 24, 2005

Dear Shareholder:

                    We cordially invite you to attend the 2005 Annual Meeting of Shareholders of Spartan Stores, Inc., to be held on Wednesday, August 10, 2005, at the Amway Grand Plaza Hotel, 187 Monroe Avenue, N.W., Grand Rapids, Michigan 49503, beginning at 10:00 a.m., local time. Your board of directors looks forward to greeting those shareholders who are able to attend the meeting.

                    At the meeting, you will vote on (i) the election of three directors, (ii) approval of the Annual Executive Incentive Plan of 2005, (iii) approval of the Stock Incentive Plan of 2005, and (iv) the ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2006. We will also present a report on our business activities.

                    We have enclosed a notice of the meeting and our proxy statement, which includes information about the nominees for the board of directors, the Annual Executive Incentive Plan of 2005, and the Stock Incentive Plan of 2005. Also enclosed is our annual report to shareholders for the year ended March 26, 2005. We encourage you to read these documents carefully.

                    It is important for your shares to be represented at the annual meeting, regardless of how many shares you own. Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card as soon as possible. Sending a proxy card will not affect your right to vote in person if you attend the meeting. If you plan to attend, please mark the appropriate box on the proxy card to help us plan for the meeting.

                    Thank you.

Sincerely, Craig C. Sturken Chairman, President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

SPARTAN STORES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

          The 2005 Annual Meeting of Shareholders of Spartan Stores, Inc. will be held at the Amway Grand Plaza Hotel, 187 Monroe Avenue, N.W., Grand Rapids, Michigan 49503, on Wednesday, August 10, 2005, at 10:00 a.m., local time. At the meeting, we will consider and vote on:

1.	election of three directors;

2.	approval of the Annual Executive Incentive Plan of 2005;

3.	approval of the Stock Incentive Plan of 2005;

4.	ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2006; and

5.	any other business that may properly come before the meeting.

          You are receiving this notice and can vote at the meeting and any adjournment of the meeting if you were a shareholder of record on June 14, 2005.

          A copy of Spartan Stores' annual report to shareholders for the year ended March 26, 2005 is enclosed with this notice.

BY ORDER OF THE BOARD OF DIRECTORS

Alex J. DeYonker
Secretary
June 24, 2005

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

SPARTAN STORES, INC.

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 10, 2005

PROXY STATEMENT
Dated June 24, 2005

Introduction

Use of Terms

          In this proxy statement, "we," "us," "our" and "Spartan Stores" refer to Spartan Stores, Inc., and "you" and "your" refer to each shareholder of Spartan Stores.

Time and Place of the Annual Meeting

          You are cordially invited to attend the 2005 annual meeting of shareholders of Spartan Stores. The annual meeting will be held on Wednesday, August 10, 2005, at the Amway Grand Plaza Hotel, 187 Monroe Avenue, N.W., Grand Rapids, Michigan 49503, at 10:00 a.m., local time.

Solicitation of Proxies

          Your board of directors is furnishing this proxy statement and the enclosed proxy card to you to solicit proxies to be voted on your behalf at the annual meeting and any adjournment of the meeting.

Mailing Date

          We began mailing this proxy statement to our shareholders on and after June 24, 2005.

Purposes of the Annual Meeting

          The purposes of the annual meeting are to consider and vote on:

•	election of three directors for three-year terms expiring in 2008;

•	approval of the Annual Executive Incentive Plan of 2005;

•	approval of the Stock Incentive Plan of 2005;

•	ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2006; and

•	any other business that may properly come before the meeting.

          Your board of directors recommends that you vote FOR each nominee named in this proxy statement, FOR approval of the Annual Executive Incentive Plan of 2005, FOR approval of the Stock Incentive Plan of 2005 and FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2006.

          We do not know of any other matters to be presented for consideration at the annual meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy card will have discretionary authority to vote for you on those matters.

Record Date and Shares Outstanding

          You may vote at the annual meeting if you were a shareholder of record of Spartan Stores common stock on June 14, 2005. Each shareholder is entitled to one vote per share of Spartan Stores common stock on each matter presented for a shareholder vote at the meeting.

As of June 14, 2005, 20,800,623 shares of Spartan Stores common stock were outstanding.

How to Vote Your Shares

          If you properly sign and return the proxy card in the form we have provided, the shares represented by that proxy card will be voted at the annual meeting and at any adjournment of the meeting.

          If you specify a choice on the proxy card, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for the election of each of the nominees named in this proxy statement, for approval of the Annual Executive Incentive Plan of 2005, for approval of the Stock Incentive Plan of 2005, for ratification of Deloitte & Touche LLP as our independent auditors for fiscal 2006, and, with respect to any other matter that may come before the meeting, in the discretion of the persons named as proxies on the proxy card.

How to Revoke Your Proxy

          If you are a shareholder of record of Spartan Stores, you may revoke your proxy at any time before it is voted at the meeting by doing any of three things:

•	by delivering written notice of revocation to Spartan Stores' Corporate Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700;

•	by delivering a proxy card bearing a later date than the proxy that you wish to revoke; or

•	by attending the meeting and voting in person.

          Merely attending the meeting will not, by itself, revoke your proxy. Your last valid vote that we receive before or at the annual meeting is the vote that will be counted.

"Street Name" Holders

          If you hold your shares in "street name," which means that your shares are registered in the name of a bank, broker or other nominee (which we will collectively refer to as your "broker"), your broker must vote your street name shares in the manner you direct if you provide it with proper and timely voting instructions. Please use the voting forms and instructions provided by your broker or its agent. If you are a street name holder and want to change your vote, you must contact your broker.

Quorum

          To conduct business at the annual meeting, a quorum of shareholders must be present. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of Spartan Stores common stock entitled to vote at the meeting is necessary for a quorum. To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter. Although broker non-votes count for quorum purposes, we do not count them as votes for or against any proposal. A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from that shareholder and the broker does not have discretionary voting power for the particular item upon which the vote is taken.

Adjournment

          The shareholders present at the meeting, in person or by proxy, may, by a majority vote, adjourn the meeting despite the absence of a quorum. If a quorum is not present at the meeting, we expect to adjourn the meeting to solicit additional proxies.

Required Votes

          Election of Directors. A plurality of the shares voting is required to elect directors. This means that, if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a plurality of shares voted in favor of each nominee.

          Annual Executive Incentive Plan of 2005. The Annual Executive Incentive Plan of 2005 to be voted on at the meeting will be approved if a majority of the shares that are represented at the meeting are voted in favor of approval. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a majority of shares voted in favor of this proposal.

          Stock Incentive Plan of 2005. The Stock Incentive Plan of 2005 to be voted on at the meeting will be approved if a majority of the total votes cast on the proposal at the meeting are voted for approval. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a majority of shares voted in favor of this proposal.

          Ratification of Independent Auditors. The ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2006 to be voted on at the meeting will be approved if a majority of the shares that are voted at the meeting are voted in favor of ratification. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a majority of shares voted in favor of this proposal.

          Required Vote for Other Matters. We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted in person or by proxy would not be included in the vote count to determine if a majority of shares voted in favor of each such proposal.

Election of Directors

          The board of directors proposes that the following three individuals be elected as directors of Spartan Stores for three-year terms expiring at the 2008 annual meeting of shareholders:

Elizabeth A. Nickels
Kenneth T. Stevens
James F. Wright

          Biographical information concerning the nominees appears below under the heading "The Board of Directors."

          The persons named as proxies on the proxy card intend to vote for the election of each of the nominees. The proposed nominees are willing to be elected and to serve as directors. However, if any nominee becomes unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent board of directors may select a substitute nominee. If a substitute nominee is selected, the shares represented by your proxy card will be voted for the election of the substitute nominee, unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for more than three nominees.

          Your board of directors recommends that you vote FOR election of all nominees as directors.

The Board of Directors

General

          The board of directors currently consists of eight directors. Assuming that all of the nominees are elected, there will be eight directors immediately following the annual meeting. Mr. Gregory P. Josefowicz has advised the Company that he intends to resign from the board of directors after the annual meeting, at a yet undetermined date which he will fix at a later date after further consultation with the board of directors. The board of directors is divided into three classes, with each class as nearly equal in number as possible. Each class of directors serves a three-year term, with the term of one class expiring at the annual meeting in each successive year. Ms. Nickels and Messrs. Stevens and Wright are standing for re-election.

          Biographical information concerning the directors and the nominees for election to the board of directors is presented below. Except as otherwise indicated, each of these persons has had the same principal position and employment for over five years.

Nominees For Election as Directors With Terms Expiring in 2008

          Elizabeth A. Nickels (age 43). Ms. Nickels has been a director of Spartan Stores since 2000. Since February 2000, she has served as Executive Vice President and Chief Financial Officer of Herman Miller, Inc., an office furniture manufacturing company whose stock is traded on The Nasdaq Stock Market. From 1993 to February 2000, she was Vice President and Chief Financial Officer of Universal Forest Products, Inc., a wood products manufacturer whose stock is traded on The Nasdaq Stock Market. Ms. Nickels is a certified public accountant.

          Kenneth T. Stevens (age 53). Mr. Stevens has been a director of Spartan Stores since 2002. Since March 2004, Mr. Stevens has served as Chief Executive Officer of Express, a retail clothing division of Limited Brands, Inc., a clothing retailer whose stock is traded on the New York Stock Exchange. From February 2003 to March 2004, he served as President of Bath & Body Works, also a division of Limited Brands, Inc. From February 2002 to January 2003, he served as the Chief Operating Officer of Bath & Body Works. From December 2000 to November 2001, he served as President and Chief Operating Officer of inChord Communications Inc., a group of communication companies that provide customized marketing solutions. From April 1996 to November 2000, he served as Chairman and Chief Executive Officer of Bank One Retail Group. From 1992 to 1993, Mr. Stevens was the treasurer of PepsiCo, a diversified food and beverage company whose stock is traded on the New York Stock Exchange. From 1995 to 1998, he served on the audit committee of the board of directors of La Quinta Corp., a lodging company whose stock is traded on the New York Stock Exchange.

          James F. Wright (age 55). Mr. Wright has been a director of Spartan Stores since 2002. He has served as President and Chief Executive Officer of Tractor Supply Company, a farm equipment and supply retailer whose stock is listed on The Nasdaq Stock Market, since October 2004. He was President and Chief Operating Officer of Tractor Supply Company from 2000 until October 2004. He is also a director of Tractor Supply Company. From 1997 to 2000, he served as President and Chief Executive Officer of Tire Kingdom, a chain of retail tire stores headquartered in West Palm Beach, Florida.

Directors With Terms Expiring in 2007

          Craig C. Sturken (age 61). Mr. Sturken has been a director of Spartan Stores since 2003, our President and Chief Executive Officer since March 2003, and our Chairman of the Board since August 2003. Mr. Sturken spent his entire career in the grocery industry and has more than 40 years of retail grocery experience, including

10 years with the Great Atlantic & Pacific Tea Company ("A&P"), a food retailer whose stock is traded on the New York Stock Exchange. From October 2000 to March 2002, Mr. Sturken was the CEO of A&P's Atlantic region, after which he retired. From October 1992 to October 2000, he was CEO of A&P's Midwest region. Before A&P, Mr. Sturken held executive positions with The Grand Union Company and Hannaford Brothers' Company.

          Gregory P. Josefowicz (age 52). Mr. Josefowicz has been a director of Spartan Stores since July 2001. He has served as the President and Chief Executive Officer and as a director of Borders Group, Inc., a retail bookstore company whose stock is traded on the New York Stock Exchange, since November 1999, and was named Borders Group's Chairman of the Board in January 2002. Since 1999, Mr. Josefowicz has been a director of Ryerson Tull, Inc., a metal and plastics supplier whose stock is traded on the New York Stock Exchange. Since December 2004, Mr. Josefowicz has been a director and member of the compensation committee of PETsMART, Inc., a provider of products and services for pets whose stock is listed on The Nasdaq Stock Market. For more than five years prior to joining Borders Group, he served in a variety of executive positions, most recently as President, with Jewel-Osco, a food and drug retailer that is currently a division of Albertson's, Inc.

Directors With Terms Expiring in 2006

          M. Shân Atkins (age 48) has been a director of Spartan Stores since 2003. Since 2001, Ms. Atkins has been Managing Director of Chetrum Capital LLC, a private investment firm. Ms. Atkins has been a director since June 2004, and was appointed Chair of the audit committee of The Pep Boys - Manny, Moe and Jack, an auto parts and service retailer whose common stock is listed on the New York Stock Exchange. From 1999 to 2001, Ms. Atkins served as a director and a member of the audit committee of Chapters, Inc., a book retailer whose stock is traded on the Toronto Stock Exchange. From 1996 to 2001, Ms. Atkins served in a variety of executive positions with Sears, Roebuck and Co., a retailer whose common stock is listed on the New York Stock Exchange, most recently as Executive Vice President, Strategic Initiatives. From 1982 to 1996, she served in a variety of positions with Bain and Company, Inc., an international management consulting firm, where she specialized in the consumer and retail sectors, most recently serving as Vice President. Ms. Atkins was an auditor with Price Waterhouse in Toronto, Canada, from 1979 to 1981. She has been a member of the Canadian Institute of Chartered Accountants since 1981 and is a certified public accountant.

          Dr. Frank M. Gambino (age 51) has been a director of Spartan Stores since 2003. Since 2002, Dr. Gambino has been the Director of the Food Marketing Program at the Haworth College of Business at Western Michigan University. Dr. Gambino also served as an Associate Professor of Marketing at the Haworth School from 1993 to 2002 and has been on the WMU faculty since 1984.

          Timothy J. O'Donovan (age 60) has been a director of Spartan Stores since 2003. He has been the Chief Executive Officer and President of Wolverine World Wide, Inc., a footwear company whose common stock is listed on the New York Stock Exchange, since April 2000, Chairman of the Board of Wolverine since April 2005, and a director of Wolverine since 1993. From 1996 to April 2000, Mr. O'Donovan was the Chief Operating Officer and President of Wolverine. Before 1996, Mr. O'Donovan was Executive Vice President of Wolverine.

Board and Committee Meetings

          Spartan Stores' board of directors held 8 meetings during the fiscal year ended March 26, 2005, which we refer to as "fiscal 2005." In fiscal 2005, each director attended at least 75% of the total of all meetings of the board of directors and the committees on which he or she served. The Board is scheduled to meet at least quarterly and may meet more frequently. Independent directors meet in executive sessions, without the presence of management, at each regularly scheduled board meeting.

          All directors are expected to attend each annual meeting of shareholders unless compelling personal circumstances prevent attendance. Spartan Stores' 2004 Annual Meeting of Shareholders was attended by all directors.

Board Committees

          Spartan Stores' board has four standing committees:

•	the executive committee;

•	the audit committee;

•	the compensation committee; and

•	the nominating and corporate governance committee

          Executive Committee. The executive committee has the full power and authority of the board to manage the business affairs and property of Spartan Stores between meetings of the full board. The executive committee can declare distributions and dividends and authorize the issuance of stock. The executive committee has authority to recommend to the board a successor to the Chief Executive Officer when a vacancy occurs.

          The executive committee consists of Spartan Stores' Chairman of the Board, Mr. Sturken, and the chairs of the other board committees, Ms. Nickels, Mr. Wright and Mr. Josefowicz. Mr. Sturken is the chair of the executive committee. The executive committee did not meet during fiscal 2005.

          Audit Committee. The audit committee:

•	monitors the integrity of the financial statements of Spartan Stores;

•	monitors compliance by Spartan Stores with legal and regulatory requirements;

•	monitors the independence and performance of Spartan Stores' auditors, including that the independent auditors are ultimately responsible to the board of directors and the audit committee;

•	monitors the performance of Spartan Stores' internal audit function;

•	monitors Spartan Stores' system of disclosure controls and procedures and internal controls over financial reporting;

•	selects and oversees the independent auditors;

•	determines the compensation and terms of engagement of the independent auditors;

•	approves all audit and permissible non-audit services provided by the independent auditors;

•	reviews the results of audits by the independent auditors;

•	consults with the internal auditor and independent auditors regarding the adequacy of internal controls and procedures;

•	establishes procedures for the receipt, retention and treatment of complaints received by Spartan Stores regarding accounting, internal accounting controls and auditing matters;

•	evaluates and approves all related party transactions;

•	maintains the Code of Ethics and Business Conduct applicable to Spartan Stores' senior financial officers; and

•	reviews the annual financial statements and any disputes between management and the independent auditors.

          See "Independent Auditors-Audit Committee Approval Policies" on page 41 for a discussion of the audit committee's procedures for approving services to be provided by the independent auditors to Spartan Stores and its subsidiaries.

          Ms. Nickels, Dr. Gambino, Ms. Atkins and Mr. Stevens currently serve on the audit committee. Ms. Nickels is the chair of the audit committee. The audit committee met 9 times during fiscal 2005.

          A copy of the audit committee charter was included as Appendix A to Spartan Stores' 2004 proxy statement and is available on our website at www.spartanstores.com.

          The board of directors has determined that Shân Atkins, Elizabeth A. Nickels and Kenneth T. Stevens are audit committee financial experts, as that term is defined in Item 401(h)(2) of Securities and Exchange Commission Regulation S-K. Under SEC regulations, a person who is determined to be an audit committee financial expert will not be deemed an expert for any purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933, as a result of being designated or identified as an audit committee financial expert, and the designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification or affect the duties, obligations or liability of any other member of the audit committee or board of directors.

          Each member of the audit committee is independent, as that term is defined in Rule 4200(a)(15) and Rule 4350(d)(2)(A) of the National Association of Securities Dealers ("NASD").

          Compensation Committee. The compensation committee:

•	determines our compensation philosophy;

•	administers our stock option, bonus and purchase plans;

•

in conjunction with the nominating and corporate governance committee, evaluates the performance of the Chief Executive Officer, and recommends to the board of directors the compensation of the Chief Executive Officer;

•	with input from the Chief Executive Officer, recommends to the board of directors the salaries, annual incentives, stock options and other benefits of other corporate officers;

•	authorizes the issuance of stock and stock options; and

•	reviews policies regarding the operation of our executive compensation programs.

          Messrs. Wright, Josefowicz and O'Donovan currently serve on the compensation committee. Mr. Wright is the chair of the compensation committee. The compensation committee met 5 times during fiscal 2005.

          Each member of the compensation committee is independent, as that term is defined in Rule 4200(a)(15) of the NASD.

          Nominating and Corporate Governance Committee. The nominating and corporate governance committee:

•	identifies potential nominees for election as directors, reviews their qualifications and recommends to the board qualified candidates;

•	recommends to the board of directors the individuals to be selected for membership on the various board committees;

•	establishes standards for membership on the board and any committee of the board;

•	develops and monitors our Corporate Governance Policy;

•	monitors and evaluates the performance of directors;

•	assists the compensation committee with the evaluation of the performance of the Chief

Executive Officer; and

•	reviews and oversees all other material aspects of the board of directors' governance of itself and Spartan Stores.

          A copy of the nominating and corporate governance committee charter was attached as Appendix B to Spartan Stores' 2004 proxy statement and is available on our website at www.spartanstores.com.

          The formal requirements pertaining to Spartan Stores' corporate governance structure are set forth in our Articles of Incorporation, Bylaws and board committee charters, as amended from time to time. To assist the board in exercising its responsibilities, the board adopted the Corporate Governance Policy that includes, among other things, guidelines regarding:

•	board size and criteria;

•	director independence;

•	term limits and retirement of directors;

•	evaluation and compensation of the board and executive officers;

•	directors' access to management and outside advisors;

•	strategic planning; and

•	succession planning

A copy of our Corporate Governance Policy can be found on our website at www.spartanstores.com.

          Messrs. Josefowicz, O'Donovan, Stevens and Wright, Mses. Atkins and Nickels and Dr. Gambino currently serve on the nominating and corporate governance committee. Mr. Josefowicz is the chair of the committee. The nominating and corporate governance committee met 3 times during fiscal 2005. Under the Corporate Governance Policy, so long as the chair of the board is also the chief executive officer of Spartan Stores, the chair of the nominating and corporate governance committee will act as the principal liaison between the independent directors and the board chair, and will advise the chair as to the quality, quantity and timeliness of the flow of information from management. In addition, the chair of the nominating and corporate governance committee will coordinate, develop the agenda for and chair the meetings of the directors in executive session.

          Each member of the nominating and corporate governance committee is "independent" as that term is defined in Rule 4200(a)(15) of the NASD.

Shareholder Nominations of Director Candidates

          Under our restated articles of incorporation, a shareholder of record may nominate a person for election as a director at a meeting of shareholders at which directors will be elected if, and only if, the shareholder has delivered timely notice to the Secretary of Spartan Stores setting forth:

•	the name, age, business address and residence address of each proposed nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of Spartan Stores stock that each nominee beneficially owns;

•	a statement that each nominee is willing to be nominated; and

•	any other information concerning each nominee that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of those nominees.

          The nominating and corporate governance committee will consider every nominee proposed by a shareholder that is received in a timely manner in accordance with these procedures and report each such nomination, along with the nominating and corporate governance committee's recommendations, to the full board of directors.

          To be timely, a shareholder's notice must be delivered to or mailed and received at Spartan Stores' principal executive offices (1) at least 120 days before the date of notice of the meeting in the case of an annual meeting of shareholders, or (2) not more than seven days following the date of notice of the meeting in the case of a special meeting of shareholders. Any nomination that does not comply with these procedures will be void.

          The nominating and corporate governance committee may also, in its discretion, consider shareholders' informal recommendations of possible nominees. Shareholders may send such informal recommendations to the committee by directing them in care of the Secretary of the Company at the address that appears on the first page of this proxy statement.

Nominee Qualifications and the Nominations Process

          The board of directors believes that Spartan Stores and its shareholders are best served by having a board of directors that brings a diversity of education, experience, skills, and perspective to board meetings. Accordingly, there are no specific or minimum qualifications or criteria for nomination for election or appointment to the board of directors. The nominating and corporate governance committee identifies and evaluates nominees for director on a case-by-case basis and has no written procedures for doing so. There is no material difference in the manner in which the nominating and corporate governance committee evaluates nominees for director that were recommended by a shareholder.

Shareholder Communications with Directors

          In accordance with the Spartan Stores' Shareholder Communication Policy, shareholders who wish to send communications to Spartan Stores' board of directors may do so by sending them in care of the Secretary of the Company at the address that appears on the first page of this proxy statement. Such communications may be addressed either to specified individual directors or the entire board. The Secretary has the discretion to screen and not forward to directors communications which the Secretary determines in his or her discretion are communications unrelated to the business or governance of Spartan Stores and its subsidiaries, commercial solicitations, offensive, obscene, or otherwise inappropriate. The Secretary will, however, compile all shareholder communications which are not forwarded and such communications will be available to any director. A copy of our Shareholder Communication Policy can be found on our website at www.spartanstores.com.

Compensation of Directors

          Each non-executive director receives a base compensation of $25,000 per year and $1,000 for attendance at each meeting of a board committee (or $500 if attending the committee meeting by telephone conference). Non-executive directors also are reimbursed for travel and lodging expenses for meetings attended.

          The board of directors receive an equity component to the directors' compensation in the form of annual restricted stock grants in the amount of $20,000. On May 11, 2005, each non-executive director was issued 1,739 shares of restricted stock pursuant to the Spartan Stores, Inc. 2001 Stock Incentive Plan, which vest over a period of three years, subject to certain limitations and acceleration of vesting upon retirement. The fair market value of the restricted shares issued to each director was $20,000, based upon the average of the high and low price per share of $11.50 on May 11, 2005.

          The Spartan Stores, Inc. Supplemental Savings Plan for Directors provides directors who participate in the plan with the opportunity to defer a portion of their director fees until a subsequent date. A director may defer up to 100% of his or her director fees under this plan. The plan provides participants with various investment alternatives, including Spartan Stores' stock. The investments are only hypothetical investments, also referred to as phantom investments. The investment results for a participant are determined as if the director fees had actually been invested in the selected investment fund during the relevant time period.

Approval of the Annual Executive Incentive Plan of 2005

          The board of directors believes that Spartan Stores' short-term interests are best advanced by aligning the interests of its key officers with the interests of its shareholders. Therefore, to provide incentives and rewards for achievement of annual financial and other business goals, on May 11, 2005, the board of directors adopted and approved, subject to shareholder approval, the Spartan Stores, Inc. Annual Executive Incentive Plan of 2005 (the "Executive Plan").

          We have in the past paid annual incentive bonuses to our executive officers pursuant to an existing short-term incentive bonus plan. Under that plan, the compensation committee establishes a target award and a set of performance factors for each participating officer, and a bonus may be paid in cash at the end of the year based on an assessment of performance against the designated factors.

          The chief executive officer's annual incentive bonus has traditionally been based entirely on corporate performance. The annual incentive bonuses of other executive officers have been based on allocations of corporate, business unit and individual performance components that vary from individual to individual. In fiscal 2005, the annual incentive bonuses of other executive officers were based solely on corporate performance.

          Section 162(m) of the Internal Revenue Code, as amended, limits to $1,000,000 the annual income tax deduction that a publicly-held corporation may claim for compensation paid to its chief executive officer and to its four most highly compensated officers other than the chief executive officer. Qualified "performance-based" compensation is exempt from the $1,000,000 limit and may be deducted even if other compensation exceeds $1,000,000. The Executive Plan is intended to provide for the ability to award compensation that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code.

          The Executive Plan would permit the compensation committee to designate for each fiscal year any senior executive officer (currently 8 persons) of Spartan Stores or any of its subsidiaries as a participant under the Executive Plan. However, it is the intention of the compensation committee that participation in the Executive Plan in any year would be limited to those individuals who are expected to receive compensation for that year that would not otherwise be tax deductible under Section 162(m). Because Section 162(m), by its terms, limits its application to a corporation's chief executive officer and four other most highly compensated officers, it is not presently expected that any person other than those five officers would receive bonuses under the Executive Plan in any year.

          Spartan Stores intends to continue its established practice of paying annual incentive bonuses to officers under an existing short-term incentive bonus plan that does not qualify under Section 162(m). Participants in the Executive Plan could also receive cash or other bonuses from Spartan Stores under that or other bonus programs. The Executive Plan provides, however, that no payment under any other bonus program or compensation arrangement may be contingent upon failure to meet the performance goals for payment of an incentive bonus under the Executive Plan.

          The following is a summary of the material features of the Executive Plan; however, it is not complete and, therefore, you should not rely solely on it for a detailed description of every aspect of the Executive Plan. The summary is qualified in its entirety by reference to the terms of the Executive Plan, a copy of which is attached as Appendix A to this proxy statement.

          Under the Executive Plan, the compensation committee must specify for each participant, for each fiscal year:

•	a target bonus, expressed as a percentage of the participant's annual base salary or a specified dollar amount;

•	incentive bonus levels, expressed as a percentage of the target bonus, to be paid for specified levels of achievement of performance goals;

•	the applicable business criteria by which performance will be measured; and

•	any specific conditions under which an incentive bonus could be reduced or forfeited (but not increased).

          Incentive bonus levels could be expressed as a matrix of percentages of the target bonus that would be paid at specified levels of performance or as a mathematical formula determining the percentage of the target bonus payable at varying levels of performance.

          The term incentive bonus, as used in the Executive Plan, would mean an annual bonus awarded and paid to a participant for services to Spartan Stores or its subsidiaries during a fiscal year, that would be based upon achievement of pre-established financial and other objectives by Spartan Stores, one or more of its subsidiaries or business units, or any combination thereof.

          The compensation committee would determine the annual performance goal or set of goals for each participant, the attainment of which would have to be substantially uncertain when specified. The performance goal or set of goals would have to be established in writing by the compensation committee during the first 90 days of the fiscal year and would have to be based solely upon objective criteria from which an independent third party with knowledge of the facts could determine whether the performance goal or set of goals was satisfied and from that determination could calculate the performance-based compensation to be paid. Although the compensation committee would have authority to exercise reasonable discretion to interpret the Executive Plan and the performance goals that it would specify pursuant to the Executive Plan, it could not amend or waive such performance goals after the 90th day of a fiscal year. The compensation committee would have no authority or discretion to increase any incentive bonus or to construct, modify or apply the measurement of performance in a manner that would directly or indirectly increase the incentive bonus for any participant for any fiscal year above the amount determined by the applicable objective criteria established within the first 90 days of the fiscal year.

          Under the Executive Plan the performance of Spartan Stores would be determined by reference to one or more of the following business criteria specified by the compensation committee, either individually or in any combination, applied to either Spartan Stores as a whole or to a Spartan Stores business unit or subsidiary, either individually or in any combination, and measured against pre-determined levels, the performance of a pre-established peer group or a published or special index: net earnings; earnings before or after taxes, interest, depreciation, and/or amortization; earnings per share, reflecting dilution of the common stock as the compensation committee deems appropriate, and, if the compensation committee so determines, net of or including dividends; net sales; net sales growth; return measures (including, but not limited to, return on assets, capital, equity, or sales); cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on capital; gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); expense or cost levels; margins; operating efficiency; customer satisfaction, satisfaction based on specified objective goals or a Spartan Stores-sponsored customer survey; working capital targets; economic value added measurements; market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; aggregate product price and other product measures; reduction of losses, loss ratios or expense ratios; reduction in fixed costs; inventory turnover; debt reduction; associate turnover; specified objective social goals; and safety record.

          The performance measurement defined by the compensation committee could provide that any evaluation of performance could include or exclude certain specific events or their effects that occur during the fiscal year, including asset write-downs; litigation or claim judgments or settlements; changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Spartan Stores annual report to shareholders for the applicable fiscal year; acquisitions, divestitures or accounting changes; foreign exchange gains and losses; and other special charges or extraordinary items.

          Payment of an incentive bonus to a participant for a fiscal year under the Executive Plan would be entirely contingent upon the attainment of the specified performance goal or goals. The maximum bonus for any participant for a fiscal year could not exceed $1,500,000. The incentive bonus payable to a participant for a year would be paid as soon as feasible following final determination and written certification by the compensation committee that the applicable performance goals had been satisfied.

          The incentive bonus otherwise payable to a participant for a fiscal year would be adjusted as follows. If a participant ceased to be a participant before the end of any fiscal year and more than six months after the beginning of such fiscal year because of death, retirement (as defined in the Executive Plan) or total disability (as defined in the Executive Plan), an award would be paid to the participant or the participant's beneficiary after the end of such fiscal year and would be prorated as follows: the award, if any, for such fiscal year would be equal to 100% of the incentive bonus that the participant would have received if the participant had been a participant during the entire fiscal year, multiplied by the ratio of the participant's full months as a participant during that fiscal year to the 12 months in that fiscal year. Despite the above, the compensation committee would have discretion to reduce or eliminate any incentive bonus otherwise payable as described in this paragraph. If an employee ceased to be a participant during any fiscal year, or prior to actual receipt of the award for a previous fiscal year, because of the participant's termination of employment for any reason other than described above in this paragraph, the participant would not be entitled to any award for such fiscal year.

          If approved, the Executive Plan would be in effect for fiscal 2006 and would terminate without action by the board of directors or compensation committee as of the date of the first meeting of shareholders held in fiscal 2011, unless reapproved by shareholders at such meeting or earlier. If reapproval occurs, the Executive Plan will terminate as of the date of the first meeting of shareholders in the fifth year following reapproval or any subsequent reapproval. If the Executive Plan terminates due to lack of reapproval by the shareholders, no incentive bonuses will be awarded for the fiscal year in which the Executive Plan terminates.

          The board of directors or compensation committee could terminate the Executive Plan at any time and could from time to time amend the Executive Plan as it considers proper and in the best interests of Spartan Stores, provided that no termination or amendment could impair the validity of, or the obligation of Spartan Stores to pay, any incentive bonus awarded for any fiscal year prior to the fiscal year in which the termination or amendment is adopted or, if later, is effective. In addition, no amendment could be made without the approval of shareholders of Spartan Stores if it would change the list of business criteria on which the compensation committee may base performance goals. An amendment adopted after the first 90 days of a year could not directly or indirectly increase the amount of any incentive bonus, alter the allocation of benefits among participants, or alter any element of a performance goal in a manner that would increase any incentive bonus payable to any participant for that year.

          Benefits which would be paid under the Executive Plan in the future, if the Executive Plan is approved by the shareholders, are not determinable. The amount of incentive bonus any individual would receive under the Executive Plan would depend upon corporate and/or business unit performance for each fiscal year and is not presently determinable. If the Executive Plan had been in effect for fiscal 2005 and each participant designated for participation in the Executive Plan in fiscal 2006 had been designated for participation in fiscal 2005, and assuming that the compensation committee had specified the same business criteria for fiscal 2005 as it has conditionally specified for fiscal 2006, the benefits set forth in the table below would have been paid under the Executive Plan for fiscal 2005.

New Plan Benefits(1)

Annual Executive Incentive Plan of 2005

Name and Position	Dollar Value ($)

Craig C. Sturken(2) Chairman, President and Chief Executive Officer	$768,000

David M. Staples Executive Vice President and Chief Financial Officer	--

Dennis Eidson Executive Vice President, Marketing and Merchandising	--

Theodore C. Adornato Executive Vice President, Retail Operations	--

Mark C. Eriks Executive Vice President, Support Services	--

Executive Group	$768,000
Non-Executive Director Group	$0
Non-Executive Officer Employee Group	$0

1)

The Executive Plan is subject to shareholder approval and cannot become effective until approved by the shareholders at the 2005 annual meeting of shareholders. Benefits which will be paid under the Plan in the future are not determinable. If this Plan had been effective during fiscal 2005, it is reasonably likely that the compensation committee would have set Mr. Sturken's annual incentive award under this Plan. No other officers would have received awards under this Plan during fiscal 2005. This table does not set forth any bonuses paid under Spartan Stores' previously authorized bonus plans.

2)

The compensation committee has designated the Chief Executive Officer as the only officer for participation in the Executive Plan in fiscal 2006. For fiscal 2006, the compensation committee has conditionally specified that the measuring business criteria for the Chief Executive Officer will be net earnings of Spartan Stores. The Chief Executive Officer's target bonus (based on a percentage of his base salary) and the amount of the incentive bonus that would have been paid under the Executive Plan if it had been in force and implemented in fiscal 2005 under the same criteria as have been conditionally specified by the compensation committee for fiscal 2006 were $463,200 and $768,000, respectively. The target bonus is equal to 80% of base salary.

          The Executive Plan would operate on a fiscal year basis. Selection of a participant for a fiscal year would be limited to that year and would not assure selection for any other year. Messrs. Sturken, Staples, Eidson, Adornato and Eriks, and other officers of Spartan Stores or its subsidiaries who could be designated to participate in the Executive Plan in the future, could be considered to have an interest in the Executive Plan.

          To qualify as performance-based compensation under Section 162(m), the material terms of the Executive Plan must be approved by the shareholders of Spartan Stores. No compensation will be paid under the Executive Plan unless the Executive Plan is approved by the shareholders. The affirmative vote of the holders of a majority of the shares of Spartan Stores common stock represented in person or by proxy and voting on this proposal at the annual meeting is required to approve the Executive Plan. For purposes of counting votes on this proposal, abstentions, broker non-votes and other shares not voted will not be counted as shares voted on the proposal, and the number of shares of which a majority is required will be reduced by the number of shares not voted.

Your Board of Directors Recommends That You
Vote FOR Approval of the Annual Executive Incentive Plan of 2005

Approval of the Stock Incentive Plan of 2005

General

          The board of directors believes that the long-term interests of Spartan Stores would be advanced by aligning the interests of its directors and "associates" (i.e., employees) with the interests of its shareholders. Therefore, to attract, retain and motivate directors and key associates of exceptional abilities, and to recognize the significant contributions these individuals have made to the long-term performance and growth of Spartan Stores and its subsidiaries, on May 11, 2005, the board of directors adopted and approved, subject to shareholder approval, the Spartan Stores, Inc. Stock Incentive Plan of 2005 (the "Incentive Plan"). The Incentive Plan is intended to supplement and continue the compensation policies and practices of our other equity compensation plans, which we have used for several years. Because there are a limited number of shares available for issuance under previously authorized similar plans (approximately 154,000 shares in total as of June 1, 2005), the board of directors believes that approval of the Incentive Plan is advisable to make additional shares available for stock options and other awards.

          We intend to use the Incentive Plan to grant equity-based incentives to eligible participants. These forms of long-term incentive compensation include stock options, stock appreciation rights, restricted stock units, restricted stock, stock awards and other awards based on or related to shares of Spartan Stores common stock (together with incentive stock options, collectively referred to as "incentive awards"). By combining in a single plan many types of incentives commonly used in long-term incentive compensation programs, the Incentive Plan is intended to provide Spartan Stores with a great deal of flexibility in designing specific long-term incentives to best promote the objectives of the Incentive Plan and in turn promote the interests of our shareholders.

          If shareholders approve the Incentive Plan, then incentive awards could be granted to eligible participants. No incentive awards would be granted under the Incentive Plan on a date that is more than ten years after the Incentive Plan's effective date. The effective date of the Incentive Plan will be May 11, 2005, if the shareholders approve the Incentive Plan. Incentive awards would be granted under the Incentive Plan to participants for no cash consideration or for such minimum consideration as determined by the compensation committee. The Incentive Plan would not be qualified under Section 401(a) of the Internal Revenue Code and would not be subject to the Employee Retirement Income Security Act of 1974 (ERISA).

          The following is a summary of the material features of the Incentive Plan; however, it is not complete and, therefore, you should not rely solely on it for a detailed description of every aspect of the Incentive Plan. The summary is qualified in its entirety by reference to the terms of the Incentive Plan, a copy of which is attached as Appendix B to this proxy statement. Included in the summary is information regarding the effect of U.S. federal tax laws upon participants and Spartan Stores. This information is not a complete summary of such tax laws and does not discuss the income tax laws of any state or foreign country in which a participant may reside, and is subject to change. Please note that the description with respect to stock appreciation rights and the deferred delivery of shares in particular are subject to change due to recently enacted tax legislation. Participants in the Incentive Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in and receiving incentive awards under the Incentive Plan.

Authorized Shares

          Subject to certain anti-dilution and other adjustments, 1,200,000 shares of Spartan Stores common stock would be available for incentive awards under the Incentive Plan. Shares of common stock authorized under the Incentive Plan could be either unissued shares, shares issued and repurchased by Spartan Stores (including shares purchased on the open market), shares issued and otherwise reacquired by Spartan Stores or shares otherwise held by Spartan Stores. Shares subject to incentive awards that are canceled, surrendered, modified, exchanged for substitute incentive awards, or that expire or terminate would remain available under the Incentive Plan. On June 14, 2005, the closing price of Spartan Stores common stock on the NASDAQ National Market was $13.53 per share. The Incentive Plan would not allow more than 75% of the shares authorized under the Incentive Plan to be issued as incentive awards other than stock options or stock appreciation rights. In addition, it would not allow any participant to receive, in any calendar year, incentive awards issued under the Incentive Plan with respect to more than 25% of the total number of shares available under the Incentive Plan. Upon the occurrence of certain corporate events (e.g., merger, stock dividend), the compensation committee could adjust the incentive awards appropriately. Unless the Incentive Plan is terminated earlier by the board of directors, incentive awards could be granted at any time before or on May 10, 2015, when the Incentive Plan will terminate according to its terms.

Eligible Participants

          Although directors of Spartan Stores and associates of Spartan Stores and its subsidiaries could receive incentive awards under the Incentive Plan, we anticipate that the primary persons who will receive incentive awards under the Incentive Plan will be directors of Spartan Stores (currently 8 persons) and officers (currently 8 persons) and key associates (no determination has been made as to which associates are considered "key" associates, however, approximately 45 individuals received awards under the Company's existing plans for fiscal 2005) of Spartan Stores and its subsidiaries. Additional individuals may become directors, officers or key associates in the future and could participate in the Incentive Plan. Directors, nominees for director, officers and key associates of Spartan Stores and its subsidiaries may be considered to have an interest in the Incentive Plan because they may in the future receive incentive awards under it.

Administration of the Incentive Plan

          The Incentive Plan would be administered by the compensation committee of the board of directors. The compensation committee would determine, subject to the terms of the Incentive Plan, the persons to receive incentive awards, the nature and amount of incentive awards to be granted to each person (subject to the limits specified in the Incentive Plan), the time of each grant, the terms and duration of each grant, and all other determinations necessary or advisable for administration of the Incentive Plan. The compensation committee could amend the terms of incentive awards granted under the Incentive Plan from time to time in any manner, subject to the limitations specified in the Incentive Plan.

Stock Options

          The Incentive Plan would permit Spartan Stores to grant to participants options to purchase shares of Spartan Stores common stock at stated prices for specific periods of time. For purposes of determining the number of shares available under the Incentive Plan, each stock option would count as the number of shares of common stock subject to the stock option. Certain stock options that could be granted to associates under the Incentive Plan may qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code. Incentive stock options would be available only for associates. They would not be available for directors who are not employees. Unless the Incentive Plan is terminated earlier by the board of directors, stock options could be granted at any time before or on May 10, 2015, when the Incentive Plan will terminate according to its terms. The compensation committee could award options for any amount of consideration or no consideration, as the compensation committee determines.

          The compensation committee would establish the terms of individual stock option grants in stock option agreements, certificates of award or both. These documents would contain terms, conditions and restrictions that the compensation committee determines to be appropriate. These restrictions could include vesting requirements to encourage long-term ownership of shares.

          The exercise price of a stock option would be determined by the compensation committee, but must be at least 100% of the market value of Spartan Stores common stock on the date of grant. No stock option could be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price of such stock options to the same participant.

          When exercising all or a portion of a stock option, a participant could pay the exercise price with cash or, if permitted by the compensation committee, shares of Spartan Stores common stock that the participant has owned for at least six months, or other consideration substantially equal to cash. The compensation committee could also authorize payment of all or a portion of the exercise price in the form of a promissory note or installment payments, except as limited by the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations. Any promissory note or installment payments must be with full recourse and at the market rate of interest. The board of directors could restrict or suspend the power of the compensation committee to permit such loans, however, and could require that adequate security be provided. In addition, the compensation committee may implement a program for broker-assisted cashless exercises of stock options.

          Although the term of each stock option would be determined by the compensation committee, no stock option would be exercisable under the Incentive Plan after ten years from the date it was granted. Stock options generally would be exercisable for limited periods of time if an option holder dies, becomes disabled (as defined in the Incentive Plan), is terminated without cause, or voluntarily leaves his or her employment or directorship. If an option holder is terminated for cause (as defined in the Incentive Plan) or enters into competition (as defined in the Incentive Plan), the option holder would forfeit all rights to exercise any outstanding stock options. Subject to the other terms of the Incentive Plan, if an option holder retires (as specified in the Incentive Plan) as an associate, he or she could exercise options for the remainder of their terms, unless the terms of the option agreement or award provide otherwise.

          Without compensation committee approval, stock options granted under the Incentive Plan generally could not be transferred, except by will or by the laws of descent and distribution, unless transfer is permitted by the terms of the grant or the applicable stock option agreement. The compensation committee could impose other restrictions on shares of common stock acquired through a stock option exercise.

Federal Tax Consequences of Stock Options

          Incentive Stock Options. Under current federal income tax laws, an option holder would not recognize income and Spartan Stores would not receive a deduction at the time an incentive stock option is granted or at the time the incentive stock option is exercised. However, the difference between the market value of the common stock subject to the incentive stock option and the exercise price would be a tax preference item for purposes of calculating alternative minimum tax. Upon the sale or other disposition of the common stock acquired pursuant to an incentive stock option, as long as (i) the option holder held the stock for at least one year after the exercise of the stock option and at least two years after the grant of the stock option, and (ii) the stock option is exercised not later than three months after termination of employment (one year in the event of disability), the option holder's basis would equal the exercise price and the option holder would pay tax on the difference between the sale proceeds and the exercise price as capital gain. Spartan Stores would receive no deduction for federal income tax purposes under these circumstances. Special rules apply when an option holder dies.

          If an option holder fails to meet any of the conditions described above relating to holding periods and exercises following termination of employment, he or she generally would recognize compensation taxed as ordinary income equal to the difference between (i) the lesser of (a) the fair market value of the common stock acquired pursuant to the stock option at the time of exercise, or (b) the amount realized on the sale or disposition, and (ii) the exercise price paid for the stock. Spartan Stores would then receive a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. Additional gains, if any, recognized by the option holder would result in the recognition of short- or long-term capital gain.

          Nonqualified Stock Options. Federal income tax laws provide different rules for nonqualified stock options - those options that do not meet the Internal Revenue Code's definition of an incentive stock option. Under current federal income tax laws, an option holder would not recognize any income and Spartan Stores would not receive a deduction when a nonqualified stock option is granted. If a nonqualified stock option is exercised, the option holder would recognize compensation income equal to the difference between the exercise price paid and the market value of the stock acquired upon exercise (on the date of exercise). Spartan Stores would then receive a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. The option holder's tax basis in the shares acquired would be the exercise price paid plus the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short-term or long-term capital gain (or loss).

Stock Appreciation Rights

          The Incentive Plan would also permit the compensation committee to grant stock appreciation rights. A stock appreciation right permits the holder to receive the difference between the market value of a share of common stock subject to the stock appreciation right on the exercise date of the stock appreciation right and a "base" price set by the compensation committee. Under the Incentive Plan, the per-share base price for exercise or settlement of stock appreciation rights must be equal to or greater than the market value of such shares on the date the stock appreciation rights are granted. Stock appreciation rights would be exercisable on dates determined by the compensation committee at the time of grant. The compensation committee could award stock appreciation rights for any amount of consideration or no consideration, as the compensation committee determines.

          No stock appreciation rights could be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the base price of such stock appreciation rights to the same participants.

          Stock appreciation rights would be subject to terms and conditions determined by the compensation committee. A stock appreciation right could relate to a particular stock option and could be granted simultaneously with or subsequent to the stock option to which it related. Except to the extent otherwise provided in the Incentive Plan or the grant, (i) stock appreciation rights not related to a stock option would be subject to the same terms and conditions applicable to stock options under the Incentive Plan, and (ii) all stock appreciation rights related to stock options granted under the Incentive Plan would be granted subject to the same restrictions and conditions and would have the same vesting, exercisability, forfeiture and termination provisions as the stock options to which they related and could be subject to additional restrictions and conditions. When stock appreciation rights related to stock options are exercised, such stock options are automatically cancelled with respect to an equal number of underlying shares. Unless the compensation committee determines otherwise, stock appreciation rights could be settled only in shares of common stock or cash. For purposes of determining the number of shares available under the Incentive Plan, each stock appreciation right would count as one share of common stock, without regard to the number of shares, if any, that are issued upon the exercise of the stock appreciation right or upon such settlement.

Federal Tax Consequences of Stock Appreciation Rights

          The treatment of stock appreciation rights that are payable solely in the form of Spartan Stores common stock under federal income tax laws is similar to the treatment of nonqualified stock options as described above. Under current federal income tax laws, a participant would not recognize any income and Spartan Stores would not receive a deduction at the time such a stock appreciation right is granted. If a stock appreciation right is exercised, the participant would recognize compensation income in the year of exercise in an amount equal to the difference between the base or settlement price and the market value of the stock acquired upon exercise (on the date of exercise). Spartan Stores would receive a corresponding deduction for federal income tax purposes. The participant's tax basis in the shares acquired would be increased over the exercise price by the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short- or long-term capital gain or loss.

          Federal income tax laws provide different rules for stock appreciation rights that are payable in cash than for those that are payable solely in the form of Spartan Stores common stock. Under current federal income tax laws, a participant would not recognize any income and Spartan Stores would not receive a deduction at the time such a stock appreciation right is granted. Depending on the terms of the stock appreciation right, pursuant to recently enacted tax legislation, a participant may recognize taxable income upon the vesting of a cash-settled stock appreciation right and may also be subject to additional excise taxes and penalties. Spartan Stores would receive a corresponding deduction in any year in which the participant recognizes taxable income.

Restricted Stock and Restricted Stock Units

          The Incentive Plan would also permit the compensation committee to award restricted stock and restricted stock units, subject to the terms and conditions set by the compensation committee that are consistent with the Incentive Plan. Shares of restricted stock are shares of common stock the retention, vesting and/or transferability of which is subject, for specified periods of time, to such terms and conditions as the compensation committee deems appropriate (including continued employment and/or achievement of performance goals established by the compensation committee). Restricted stock units are incentive awards denominated in units of common stock under which the issuance of shares of common stock is subject to such terms and conditions as the compensation committee deems appropriate (including continued employment and/or achievement of performance goals established by the compensation committee). For purposes of determining the number of shares available under the Incentive Plan, each restricted stock unit would count as the number of shares of common stock subject to the restricted stock unit. Unless determined otherwise by the compensation committee, each restricted stock unit would be equal to one share of Spartan Stores common stock and would entitle a participant to either shares of common stock or an amount of cash determined with reference to the value of shares of common stock. The compensation committee could award restricted stock or restricted stock units for any amount of consideration or no consideration, as the compensation committee determines.

          As with stock option grants, the compensation committee would establish the terms of individual awards of restricted stock and restricted stock units in award agreements or certificates of award. Restricted stock and restricted stock units granted to a participant would "vest" (i.e., the restrictions on them would lapse) in the manner and at the times that the compensation committee determines.

          Unless the compensation committee otherwise consents or permits or unless the terms of a restricted stock agreement or award provide otherwise, if a participant's employment or directorship is terminated during the restricted period (i.e., the period of time during which restricted stock or a restricted stock unit is subject to restrictions) for any reason other than death, disability, retirement, cause or entering into competition with Spartan Stores, each restricted stock and restricted stock unit award of the participant still subject in full or in part to restrictions at the date of such termination would automatically be forfeited and returned to Spartan Stores. If the participant's employment or directorship is terminated during the restricted period because of death, disability or (in the case of associates only) retirement, the restrictions on the participant's shares of restricted stock and restricted stock units would terminate automatically with respect to that respective number of such shares or restricted stock units (rounded to the nearest whole number) equal to the respective total number of such shares or restricted stock units granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective restricted period. All of the remaining shares of restricted stock and restricted stock units would be forfeited and returned to Spartan Stores; however, the compensation committee could, either before or after a participant dies, becomes disabled or retires, waive the restrictions remaining on any or all of his or her remaining shares of restricted stock and restricted stock units. If the participant's employment or directorship is terminated for cause or for entering into competition with Spartan Stores, the participant would have no further right to exercise or receive any restricted stock or restricted stock units and all restricted stock and restricted stock units still subject to restrictions at the date of such termination would automatically be forfeited and returned to Spartan Stores.

          Without compensation committee authorization, until restricted stock or restricted stock units vest, the recipient of the restricted stock or restricted stock units would not be allowed to sell, exchange, transfer, pledge, assign or otherwise dispose of restricted stock or restricted stock units other than to Spartan Stores or by will or the laws of descent and distribution. All rights with respect to restricted stock and restricted stock units would only be exercisable during a participant's lifetime by the participant or his or her guardian or legal representative. The compensation committee could impose additional restrictions on shares of restricted stock and restricted stock units. Except for restrictions on transferability, holders of restricted stock would enjoy all other rights of a shareholder with respect to the restricted stock, including dividend and liquidation rights and full voting rights. Holders of restricted stock units would enjoy dividend and liquidation rights with respect to shares of common stock subject to unvested restricted stock units, but would not enjoy voting rights with respect to such shares. Unless the compensation committee determines otherwise, any noncash dividends or distributions paid with respect to shares of unvested restricted stock and shares of common stock subject to unvested restricted stock units would be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate.

Federal Tax Consequences of Restricted Stock and Restricted Stock Units

          Generally, under current federal income tax laws a participant would not recognize income upon the award of restricted stock or restricted stock units. However, a participant would be required to recognize compensation income at the time the award vests (when the restrictions lapse) equal to the difference between the fair market value of the stock at vesting and the amount paid for the stock (if any). At the time the participant recognizes compensation income, Spartan Stores would be entitled to a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. If restricted stock or restricted stock units are forfeited by a participant, the participant would not recognize income with respect to the forfeited award and Spartan Stores would not receive a corresponding deduction. Prior to the vesting and lapse of restrictions, dividends paid on shares subject to awards of restricted stock and restricted stock units would be reported as compensation income to the participant and Spartan Stores would receive a corresponding deduction, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply.

          A participant could, within 30 days after the date of an award of restricted stock (but not an award of restricted stock units), elect to report compensation income for the tax year in which the restricted stock is awarded. If the participant makes this election, the amount of compensation income would be equal to the difference between the fair market value of the restricted stock at the time of the award and the amount paid for the stock (if any). Any later appreciation in the value of the restricted stock would be treated as capital gain and recognized only upon the sale of the shares subject to the award of restricted stock. Dividends received after such an election would be taxable as dividends and not treated as additional compensation income. If, however, restricted stock is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount that he or she earlier reported as income. Upon the sale of shares subject to the restricted stock award, a participant would recognize capital gain (or loss) in the amount of the difference between the sale price and the participant's basis in the stock.

Stock Awards

          The Incentive Plan would also permit the compensation committee to make stock awards. The compensation committee could make stock awards for any amount of consideration, or no consideration, as the compensation committee determines. A stock award of Spartan Stores common stock would be subject to terms and conditions set by the compensation committee at the time of the award. Stock award recipients would generally have all voting, dividend, liquidation and other rights with respect to awarded shares of Spartan Stores common stock. However, the compensation committee could impose restrictions on the assignment or transfer of common stock awarded under the Incentive Plan.

Federal Tax Consequences of Stock Awards

          The recipient of a stock award generally would recognize compensation income equal to the difference between the fair market value of the stock when it is awarded and the amount paid for the stock (if any). The recipient's tax basis in the stock would equal the amount of compensation income recognized on the award plus the amount paid by the recipient for the stock (if any). Spartan Stores would be entitled to a corresponding deduction equal to the amount of compensation income recognized by the recipient, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. Upon a subsequent sale of the stock, the recipient would recognize capital gain or loss equal to the difference between the amount realized on the sale and his or her basis in the stock. Different rules may apply where the stock is transferred subject to a "substantial risk of forfeiture."

Other Stock-Based Awards

          Finally, the Incentive Plan would also permit the compensation committee to grant a participant one or more types of awards based on or related to shares of Spartan Stores common stock, other than the types described above. Spartan Stores currently does not intend to make any such awards. Any such awards would be subject to terms and conditions as the compensation committee deems appropriate, as set forth in the respective award agreements and as permitted under the Incentive Plan.

Effects of a Change in Control of Spartan Stores

          Upon the occurrence of a "change in control" of Spartan Stores (as defined in Spartan Stores' Supplemental Executive Retirement Plan), all outstanding stock options and stock appreciation rights would become immediately exercisable in full and would remain exercisable in accordance with their terms. All other outstanding incentive awards under the Incentive Plan would immediately become fully vested, exercisable and nonforfeitable. In addition, the compensation committee, without the consent of any affected participant, could determine that some or all participants holding outstanding stock options and/or stock appreciation rights would receive, in lieu of some or all of such awards, cash in an amount equal to the greater of the excess of (i) the highest sale price of the shares on NASDAQ National Market (or on whatever quotation system or stock exchange Spartan Stores common stock is listed at the time) on the day before the effective date of the change in control, or (ii) the highest price per share actually paid in connection with the change in control, over the exercise price of the stock options and/or the base price per share of the stock appreciation rights.

Tax Withholding

          If incentive awards are made under the Incentive Plan, Spartan Stores could withhold from any cash otherwise payable to a participant or require a participant to remit to Spartan Stores amounts necessary to satisfy applicable withholding and employment-related taxes. Unless the compensation committee determines otherwise, minimum required tax withholding obligations could also be satisfied by withholding Spartan Stores common stock to be received upon exercise of or vesting of an incentive award or by delivering to Spartan Stores previously owned shares of common stock.

Termination and Amendment of the Incentive Plan or Awards

          The board of directors could terminate the Incentive Plan at any time and could from time to time amend the Incentive Plan as it considers proper and in the best interests of Spartan Stores, provided that no such amendment could be made without the approval of shareholders of Spartan Stores if it would (i) change the list of measurements of performance on which the compensation committee may base performance goals, (ii) reduce the exercise price of a stock option or the base price of a stock appreciation right below the market value of the underlying stock on the date of the grant, (iii) reduce the exercise price of outstanding stock options or the base price of outstanding stock appreciation rights, (iv) increase the individual annual maximum award limit, or (v) otherwise amend the Incentive Plan in any manner requiring shareholder approval by law or under NASDAQ listing requirements or rules. In addition, no amendment to the Plan or to a previously granted award agreement could impair the rights of a holder of any outstanding incentive award without the consent of the participant, except in certain circumstances in which such amendment is necessary to satisfy a law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

          Subject to certain limitations, the compensation committee could amend or modify the terms of any outstanding incentive award in any manner not prohibited by the Incentive Plan. However, incentive awards issued under the Incentive Plan could not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect would be to reduce the exercise price or base price of such incentive awards to the same participants. Spartan Stores could also suspend a participant's rights under the Incentive Plan for a period of up to sixty days while a participant's termination for cause is considered.

Effective Date of the Incentive Plan

          Subject to shareholder approval, the Incentive Plan would take effect on May 11, 2005, and, unless terminated earlier by the board of directors, no awards could be made under the Incentive Plan after May 10, 2015.

          If the Incentive Plan is not approved by the shareholders, no incentive awards will be made under the Incentive Plan to any director or associate.

New Plan Benefits

          No incentive awards have been granted or received under the Incentive Plan as of the date of this Proxy Statement. The benefits to be received under the Incentive Plan will depend, among other things, on the compensation committee's determinations and actions, the fair market value of Spartan Stores common stock at various future dates, and the number of shares available under Spartan Stores' other equity compensation plans under which benefits may also be granted. As such, the benefits to be received under the Incentive Plan by participants are not presently determinable and the benefits that would have been received had the Incentive Plan been in effect for the most recent fiscal year are similarly not determinable.

Section 162(m) of the Internal Revenue Code

          Section 162(m) of the Internal Revenue Code, as amended, limits to $1,000,000 the annual income tax deduction that a publicly-held corporation may claim for compensation paid to its chief executive officer and to its four most highly compensated officers other than the chief executive officer. Qualified "performance-based" compensation is exempt from the $1,000,000 limit and may be deducted even if other compensation exceeds $1,000,000. The Incentive Plan is intended to provide for the ability to grant incentive awards that qualify as performance-based compensation under Section 162(m), to permit compensation associated with such awards under the Incentive Plan to be tax deductible to Spartan Stores while allowing, as nearly as practicable, the continuation of Spartan Stores' pre-existing practices with respect to the award of equity compensation.

          Stock options and stock appreciation rights awarded under the Incentive Plan would automatically qualify as performance-based compensation.

          For a stock award, restricted stock, restricted stock unit or other stock-based or stock-related award to qualify as performance-based compensation, the vesting or payment of such incentive award must be contingent upon the achievement of one or more performance goals established by the compensation committee and must otherwise satisfy the requirements of Section 162(m). The performance goals for incentive awards must meet certain other criteria as well to qualify as performance-based compensation, including (i) the performance goals must be established in writing by the compensation committee during the first 90 days of the applicable performance period and before 25% of the performance period has elapsed, (ii) the satisfaction of the performance goals must be substantially uncertain when established by the compensation committee for the performance period, and (iii) the performance goals must be based solely upon objective criteria from which an independent third party with knowledge of the facts could determine whether the performance goal or set of goals is satisfied and from that determination could calculate the performance-based compensation to be paid.

          Under the Incentive Plan the performance goals that may be established by the compensation committee with respect to performance-based compensation would be limited to any one or more of the following measurements of performance, either individually or in any combination, applied to either Spartan Stores as a whole or to a Spartan Stores business unit or subsidiary, either individually or in any combination, and measured against pre-determined levels, the performance of a pre-established peer group or a published or special index: net earnings; earnings before or after taxes, interest, depreciation, and/or amortization; earnings per share, reflecting dilution of the common stock as the compensation committee deems appropriate and, if the compensation committee so determines, net of or including dividends; net sales; net sales growth; return measures (including, but not limited to, return on assets, capital, equity, or sales); cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on capital; gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); expense or cost levels; margins; operating efficiency; customer satisfaction, satisfaction based on specified objective goals or a Spartan Stores-sponsored customer survey; working capital targets; economic value added measurements; market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; aggregate product price and other product measures; reduction of losses, loss ratios or expense ratios; reduction in fixed costs; inventory turnover; debt reduction; associate turnover; specified objective social goals; and safety record.

          An incentive award intended to qualify as performance-based compensation could provide that any evaluation of performance could include or exclude certain specific events or their effects that occur during the performance period, including asset write-downs; litigation or claim judgments or settlements; changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Spartan Stores' annual report to shareholders for the applicable year; acquisitions, divestitures or accounting changes; foreign exchange gains and losses; and other special charges or extraordinary items.

          No participant in the Incentive Plan may be granted, in any calendar year, awards representing more than 25% of the total number of shares of Spartan Stores common stock available for awards under the Incentive Plan. Performance-based compensation would be paid only after written certification by the compensation committee that the applicable performance goals have been satisfied.

Registration of Shares

          Spartan Stores intends to register shares covered by the Incentive Plan under the Securities Act of 1933 before any stock options or stock appreciation rights could be exercised and before any shares of restricted stock, restricted stock units, stock awards or other stock-based or stock-related awards are granted.

Your Board of Directors Recommends That You
Vote FOR Approval of the Stock Incentive Plan of 2005

Ownership of Spartan Stores Stock

Five Percent Shareholders

          The following table sets forth the number of shares of Spartan Stores common stock reported to be beneficially owned by each person or group which is known to the Company to be a beneficial owner of 5% or more of Spartan Stores' outstanding shares of common stock as of June 14, 2005. This information is based entirely on the most recent Schedule 13-D or amendment filed by the listed party as of June 14, 2005. The Company is not responsible for the accuracy of this information.

Name of Beneficial Owner	Sole Voting and Dispositive Power	Shared Voting or Dispositive Power		Total Beneficial Ownership	Percent of Class(1)

Loeb Group(2) 61 Broadway New York, NY 10006	1,245,854	32,788	(3)	1,278,642	6.1%

J. Elwood Towle(4) Towle & Co. 12855 Flushing Meadow Drive St. Louis, MO 63131	431,305	814,205		1,245,510	6.0%

(1)	The percentages set forth in this column were calculated on the basis of 20,800,623 shares of common stock outstanding as of June 14, 2005.

(2)

Based on a Schedule 13D (Amendment No. 3) dated June 1, 2005. The Loeb Group includes Loeb Arbitrage Fund, Loeb Partners Corporation, Loeb Offshore Fund Ltd., Loeb Marathon Fund LP and Loeb Marathon Offshore Fund, Ltd. which report beneficial ownership of 927,684, 75,599, 86,058, 138,889 and 50,412, respectively.

(3)	Reported to include 32,788 shares of common stock purchased and sold for the account of a customer as to which Loeb Partners Corporation claims to have investment discretion.

(4)	Based on a Schedule 13D dated August 3, 2004.

Security Ownership of Management

          The following table sets forth the number of shares of Spartan Stores common stock that each of our directors and nominees for director, each executive officer named in the Summary Compensation Table below and all directors, nominees for director and executive officers of Spartan Stores as a group are deemed to have beneficially owned as of April 22, 2005:

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership(2)	Percent of Class(4)

Theodore C. Adornato	33,493	--	33,493	*
M. Shân Atkins	7,557	--	7,557	*
Dennis Eidson	53,151	--	53,151	*
Mark C. Eriks	118,855	--	118,855	*
Frank M. Gambino, Ed.D.	4,057	--	4,057	*
Gregory P. Josefowicz	4,057	3,720	7,777	*
Elizabeth A. Nickels	10,356	--	10,356	*
Timothy J. O'Donovan	4,057	5,000	9,057	*
David M. Staples	190,975	--	190,975	*
Kenneth T. Stevens	5,716	--	5,716	*
Craig C. Sturken	247,155	--	247,155	1.2%
James F. Wright	6,675	--	6,675	*
All directors, nominees and executive officers as a group (12 persons)	686,104	8,720	694,824	3.3%

___________________________
*Less than 1%.

(1)

The number of shares stated is based on information provided by each person listed and includes shares personally owned by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

(2)

These numbers include shares held directly and shares subject to options that are currently exercisable or that will be exercisable within 60 days after April 22, 2005. Each listed person having such stock options, along with the number of shares subject to such options, is shown in the chart below:

Theodore C. Adornato	4,843
Dennis Eidson	11,562
Mark C. Eriks	67,700
David M. Staples	149,861
Craig C. Sturken	79,687
All directors, nominees and executive officers as a group	320,083

(3)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

(4)

The percentages set forth in this column were calculated on the basis of 20,531,255 shares of common stock outstanding as of April 22, 2005, plus shares of common stock subject to options held by the applicable listed person or persons that are currently exercisable or that will be exercisable within 60 days after April 22, 2005. Shares subject to such options are considered to be outstanding for purposes of this table. The number of shares subject to such options for each listed person that has such options is set forth in footnote (2) above.

Spartan Stores' Executive Officers

          Spartan Stores' executive officers are appointed annually by, and serve at the pleasure of, the board or the Chief Executive Officer.

          The following sets forth biographical information as of May 31, 2005, concerning Spartan Stores' executive officers who are not directors of Spartan Stores:

          Theodore C. Adornato (age 51) has been Executive Vice President Retail Operations since 2003. Mr. Adornato served as Regional Vice President of Tops Markets, L.L.C., Eastern Region, a subsidiary of Royal Ahold, from 1998 to 2003. Previously, Mr. Adornato held various management positions with Tops Markets and Acme Markets, Inc.

          Dennis Eidson (age 51) has been Executive Vice President Marketing and Merchandising since 2003. Mr. Eidson served as the Divisional President and Chief Executive Officer of A&P's Midwest region from October 2000 to July 2002, as the Executive Vice President Sales and Merchandising of A&P's Midwest region from March 2000 to October 2000, and as the Vice President of Merchandising of A&P's Farmer Jack division from June 1997 to March 2000.

          Mark C. Eriks (age 48) has been Executive Vice President Support Services since September 2003. From January 2001 to September 2003, Mr. Eriks was our Vice President Human Resources. Mr. Eriks oversees human resources, safety, security and compliance, and government affairs. From June 1999 to January 2001, he was a member of Miller, Johnson, Snell & Cummiskey, P.L.C., a law firm in Grand Rapids, Michigan. From March 1989 to May 1999, he was employed by Waste Management, Inc., a waste disposal company whose stock is traded on the New York Stock Exchange, where he held the position of Vice President of Human Resources.

          David M. Staples (age 42) has been Executive Vice President since November 2000 and Chief Financial Officer since January 2000. Mr. Staples also served as Vice President Finance from January 2000 to November 2000. Mr. Staples oversees information technology, real estate and finance. From December 1998 to January 2000, Mr. Staples served as Divisional Vice President Strategic Planning and Reporting of Kmart Corporation and from June 1997 to December 1998 he served as Divisional Vice President Accounting Operations. While at Kmart, Mr. Staples was responsible for overseeing all corporate accounting and reporting functions, as well as working on various special projects in systems implementation, process improvement and divestitures. Mr. Staples was also responsible for planning and analysis, budgeting, reporting and corporate accounting. He is a certified public accountant.

Executive Compensation

          The following table shows certain information concerning the compensation earned during each of the three fiscal years in the period ended March 26, 2005 by the Chief Executive Officer and each of Spartan Stores' four most highly compensated executive officers who served in positions other than Chief Executive Officer at the end of fiscal 2005 (together with the CEO, the "named executive officers").

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation

Name and Principal Position	Year(1)	Salary	Bonus(2)	Restricted Stock Awards(3)	Securities Underlying Options	All Other Compensation(4)

Craig C. Sturken(5) Chairman, President and Chief Executive Officer	2005 2004 2003	$579,000 520,462 40,000	$768,000 232,960 139,301	$182,813 0 119,500	18,750 0 150,000	$5,294 6,157 0

David M. Staples Executive Vice President and Chief Financial Officer	2005 2004 2003	312,281 301,362 289,900	252,000 125,000 0	60,938 0 21,500	6,250 50,000 35,000	5,843 8,158 13,046

Dennis Eidson(6) Executive Vice President Marketing and Merchandising	2005 2004 2003	298,039 250,462 9,615	252,000 125,000 0	60,938 0 25,000	6,250 0 20,000	68,551 3,771 0

Theodore C. Adornato(7) Executive Vice President Retail Operations	2005 2004 2003	225,962 66,154 0	184,000 22,858 0	42,656 56,500 0	4,375 15,000 0	17,037 0 0

Mark C. Eriks Executive Vice President Support Services	2005 2004 2003	219,632 201,522 190,060	180,000 125,000 0	42,656 0 21,500	4,375 25,000 25,000	10,533 7,942 8,553

(1)

Spartan Stores' fiscal year ends on the last Saturday of March. Accordingly, "2005" refers to the fiscal year that ended on March 26, 2005, "2004" refers to the fiscal year that ended on March 27, 2004, and "2003" refers to the fiscal year that ended on March 29, 2003. All fiscal years were 52-week years.

(2)

The amounts listed in this column reflect cash bonuses accrued in the indicated fiscal year for payment in the following year pursuant to Spartan Stores' Annual Incentive Plan. The compensation committee of the board of directors determined that the criteria established by the board of directors for granting the cash bonuses were satisfied, including Spartan Stores achieving targeted improvements in net earnings.

(3)

The values of restricted stock awards reported in this column are calculated using the average of the high and low price of common stock on the date of grant. As of the end of fiscal 2005, all five of the named executive officers held shares of restricted stock. The shares issued in fiscal 2003 and fiscal 2004 will remain subject to restrictions in accordance with the Spartan Stores, Inc. 2001 Stock Incentive Plan and the terms of the grant until March 25, 2006. The shares issued in fiscal 2005 will vest at the rate of 20% on each anniversary of the grant date, beginning on May 12, 2005, with the last shares vesting on May 12, 2009, in accordance with the Spartan Stores, Inc. 2001 Stock Incentive Plan and the terms of the grant. Dividends are paid on shares of restricted stock at the rate dividends are paid on common stock. The number of shares of restricted stock held by these five named executive officers and the aggregate value of those shares at the end of fiscal 2005 (based on the closing price of common stock on March 24, 2005, which was $10.89 per share), without giving effect to the diminution of value attributable to the restrictions on the stock, are set forth below:

	Number of Shares	Aggregate Value

Craig C. Sturken	106,250	$1,157,063
David M. Staples	28,750	313,088
Dennis Eidson	28,750	313,088
Theodore C. Adornato	23,125	251,831
Mark C. Eriks	23,125	251,831

(4)

The compensation listed in this column for fiscal 2005 consists of: (a) amounts paid by Spartan Stores for term life insurance, (b) Spartan Stores' matching contributions under its Savings Plus Plan, (c) Spartan Stores' matching contributions under its Supplemental Executive Savings Plan, and (d) moving expenses. The amounts included for each such factor for fiscal 2005 are:

	(a)	(b)	(c)	(d)

Mr. Sturken	$196	$5,098	$0	$0
Mr. Staples	196	5,647	0	0
Mr. Eidson	196	5,522	8,027	54,806
Mr. Adornato	196	4,009	0	12,832
Mr. Eriks	196	5,826	4,511	0

(5)

Mr. Sturken joined Spartan Stores in March 2003. Accordingly, the amount listed as his salary for fiscal 2003 represents only approximately one month of compensation. The stock option and restricted stock grants represent incentive compensation granted to Mr. Sturken for joining Spartan Stores.

(6)

Mr. Eidson joined Spartan Stores in March 2003. Accordingly, the amount listed as his salary for fiscal 2003 represents only approximately one month of compensation. The stock option and restricted stock grants represent incentive compensation granted to Mr. Eidson for joining Spartan Stores.

(7)

Mr. Adornato joined Spartan Stores in December 2003. Accordingly, the amounts listed as his salary and bonus for fiscal 2004 represents only approximately four months of compensation. The stock option and restricted stock grants represent incentive compensation granted to Mr. Adornato for joining Spartan Stores.

          The following tables set forth information concerning stock options granted under our stock option plans during fiscal 2005 to the named executive officers and the unexercised options held by them as of the end of fiscal 2005.

OPTION GRANTS IN LAST FISCAL YEAR (1)

	Individual Grants
	Number of Securities Underlying	Percent of Total Options Granted to Employees	Exercise		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
Name	Options Granted	in Fiscal Year	Price Per Share	Expiration Date	0%	5%	10%

Craig C. Sturken	18,750	15.5%	$3.25	5/12/14	$ 0	$38,250	$97,125
David M. Staples	6,250	5.2	$3.25	5/12/14	0	12,750	32,375
Dennis Eidson	6,250	5.2	$3.25	5/12/14	0	12,750	32,375
Theodore C. Adornato	4,375	3.6	$3.25	5/12/14	0	8,925	22,663
Mark C. Eriks	4,375	3.6	$3.25	5/12/14	0	8,925	22,663

(1)

The exercise price per share equals the average of the high and low sales price of Spartan Stores common stock on Nasdaq on the most recent trading day before the option grant. These options are exercisable in four equal yearly increments. In other words, one-fourth of the option becomes exercisable on the first anniversary of the grant date, the second one-fourth becomes exercisable on the second anniversary of the grant date, the third one-fourth becomes exercisable in the third anniversary of the grant date and the final one-fourth becomes exercisable on the fourth anniversary of the grant date. Generally speaking, options will also vest upon a change in control of Spartan Stores. All options were granted for a term of 10 years. Options terminate, subject to limited exercise provisions, in the event of death, retirement or other termination of employment. The exercise price of the options may be paid in cash or by delivering shares of Spartan Stores common stock that the option holder has owned for at least six months.

FISCAL YEAR-END OPTION VALUES(1)

	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Craig C. Sturken	75,000	93,750	$637,500	$780,750
David M. Staples	118,835	73,751	346,362	424,857
Dennis Eidson	10,000	16,250	84,550	132,300
Theodore C. Adornato	3,750	15,625	19,650	92,375
Mark C. Eriks	50,000	41,875	119,385	232,553

(1)	None of the persons listed above exercised any options during fiscal 2005.

(2)	Based on the closing price of Spartan Stores common stock on Nasdaq on March 24, 2005, the market value of Spartan Stores common stock at fiscal year-end was $10.89 per share.

          The following table provides information about Spartan Stores' equity compensation plans regarding the number of securities to be issued under these plans, the weighted-average exercise prices of options outstanding under these plans and the number of securities available for future issuance as of the end of fiscal 2005.

EQUITY COMPENSATION PLANS

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,340,760	$6.99	672,424

Equity compensation plans not approved by security holders	0	Not applicable	0

Total	1,340,760	$6.99	672,424

(1)

Consists of the Spartan Stores, Inc. 1991 Stock Option Plan, the Spartan Stores, Inc. 2001 Stock Incentive Plan, the Spartan Stores, Inc. 2001 Stock Bonus Plan and the Spartan Stores, Inc. 2001 Associate Stock Purchase Plan. Stock options may no longer be issued under the 1991 Stock Option Plan. The Spartan Stores, Inc. 2001 Associate Stock Purchase Plan was terminated effective March 31, 2005. The numbers of shares reflected in column (c) in the table above with respect to the 2001 Stock Incentive Plan (486,939 shares) and the 2001 Stock Bonus Plan (185,485 shares) represent shares that may be issued other than upon the exercise of an option, warrant or right. Each plan listed above contains customary anti-dilution provisions that are applicable in the event of a stock split or certain other changes in Spartan Stores' capitalization.

          Mr. Sturken, our Chairman, President and CEO, has an employment agreement with Spartan Stores. Under the employment agreement, Spartan Stores provides Mr. Sturken with an annual base salary, which may be revised annually, an annual bonus determined by the compensation committee of the board of directors, and other fringe benefits. For the fiscal year ending March 25, 2006, the compensation committee approved an annual bonus targeted at 80% of his annual base salary.

          The employment agreement provides that Mr. Sturken's employment may be terminated upon Mr. Sturken's death or disability, by Spartan Stores at will, by Mr. Sturken at his option upon 30 days' written notice to Spartan Stores, for cause (as defined in the employment agreement) or upon certain other events. Upon termination by Spartan Stores for any reason other than for cause or Mr. Sturken's death or disability, or upon termination by Mr. Sturken for good reason (as defined in the employment agreement), Mr. Sturken will receive his current salary for one year after the date of severance, company-paid COBRA health care continuation and up to $10,000 in outplacement assistance. To be eligible for severance pay under the employment agreement, Mr. Sturken must meet certain conditions, including execution of a release of certain employment-related claims and compliance with the post-employment confidentiality and non-competition provisions of the employment agreement.

          Each of Spartan Stores' other executive officers has an employment agreement with Spartan Stores providing that if the officer's employment is terminated by Spartan Stores other than due to death, disability or cause (as defined in the employment agreement), or if the employment is terminated by the officer for good reason (as defined in the employment agreement), Spartan Stores will continue the officer's salary for one year, provide one year of company-paid COBRA healthcare continuation coverage and provide up to $10,000 of outplacement assistance. To be eligible for these severance payments, the officer must meet certain conditions, including a release of certain employment-related claims and compliance with the post-employment confidentiality and non-competition provisions of the employment agreement.

          Each of Spartan Stores' executive officers has an executive severance agreement with Spartan Stores. Under these agreements, if the officer's employment with Spartan Stores terminates for reasons other than a nonqualifying termination (as described below) during a defined period (36 months for Mr. Sturken, 24 months for Executive Vice-Presidents, and 18 months for certain other officers) after a change in control (as described below) of Spartan Stores, then the officer will receive payment of (1) the officer's unpaid base salary through the date of termination; (2) any earned or payable benefit awards and bonus payments pursuant to any plans; (3) the officer's target bonus under Spartan Stores' Annual Incentive Plan, pro rated for the time the officer was employed in the fiscal year of termination; (4) the amount of salary and estimated bonus that would have been payable to the officer had his or her employment continued for an additional 36 months for the CEO, 24 months for Executive Vice-Presidents or 18 months for other covered officers; (5) continuation for the same period of the health, dental, prescription drug, and life insurance coverage for the officer, his or her spouse, and covered dependents; (6) financial and tax planning benefits; and (7) certain outplacement services.

          In addition, if an officer's employment terminates for reasons other than a nonqualifying termination less than a specified period of time after a change in control (36 months for the CEO, 24 months for Executive Vice-Presidents and 18 months for other covered officers), then the officer will receive the difference between: (1) the amount he or she was entitled to receive under the Supplemental Executive Retirement Plan (SERP) and the Pension Plan on the date of termination (assuming the election of lump sum payment options under those plans); and (2) the amount he or she would have been entitled to receive under the SERP and the Pension Plan, assuming the officer was fully vested under the Pension Plan and had continued employment for 36 months for the CEO, 24 months for Executive Vice-Presidents, or 18 months for other covered officers following the month in which the date the officer was terminated.

          The executive severance agreements further provide that upon a change in control, all of the officer's unvested stock options will vest and all restrictions on ownership of stock previously issued to the officer will lapse. Each agreement also provides "gross up" payments if the payments under the agreement cause excise taxes under the Internal Revenue Code to be payable by the officer.

          Spartan Stores will not provide benefits under the executive severance agreements in the event of a "nonqualifying termination." A nonqualfiying termination is defined in the agreements as any of the following: termination by Spartan Stores for cause, termination by the officer (with notice to the Company) for any reason other than for good reason (as defined in the executive severance agreement), retirement of the officer, and death or disability of the officer.

          The term "change in control" is defined in the executive severance agreements generally as (1) the acquisition by any person or group of 20% or more of the outstanding common stock or voting power of Spartan Stores, (2) the majority of the board being comprised of persons other than the current members of the board or their successors whose nominations were approved by at least two-thirds of the board, or (3) the approval by the shareholders of certain mergers, reorganizations, plans of dissolution or sales of substantially all of Spartan Stores' assets.

          Effective as of April 1, 1998, the benefit formula of Spartan Stores' Pension Plan was redesigned to utilize a cash balance formula. Under the formula in the amended and restated Spartan Stores, Inc. Cash Balance Pension Plan, principal credits are added annually to a participant's "account." There are two types of principal credits: basic credits and transition credits. The basic credit formula has been periodically amended and was suspended for the period beginning April 1, 2003 and ending March 31, 2004. As of April 1, 2004, basic credits were reinstated. As of April 1, 2004, the basic credit formula equals a percentage of the participant's compensation based upon a participant's years of service at the beginning of the calendar year in accordance with the following table:

Years of Service as of January 1	Percentage of Participant's Compensation

0 - 5	2.5%
6 - 15	3
16 - 25	4
26 or more	5

          In order to satisfy various IRS requirements for the period of April 1, 2002 through March 31, 2003, a special one-time basic credit of $150 was added to the cash balance accounts of eligible participants classified as retail store associates. A similar special one-time basic credit of $150 was also added to the cash balance accounts of eligible participants classified as retail store associates for the period of April 1, 2003 through March 31, 2004.

          In addition to the basic credit, a participant may be eligible to receive a transition credit equal to a percentage of the participant's compensation based upon the participant's age on the first day of the calendar year as follows:

Participant's Age as of January 1	Percentage of Participant's Compensation

Under 35	0%
35 - 39	2
40 - 44	4
45 - 49	6
50 - 54	8
55 and over	10

          Transition credits are available for the 1998 through 2007 calendar years. However, if a participant had fewer than ten years of benefit service as of December 31, 1997, the participant is eligible for transition credits only for the number of calendar years equal to the participant's complete years of benefit service as of December 31, 1997. By way of illustration, if a participant had five years of benefit service as of December 31, 1997, the participant only would be entitled to five years of transition credits, provided the participant was at least age 35 as of January 1, 1998.

          Transition credits were also suspended for the period beginning April 1, 2003 and ending March 31, 2004. Additions of transition credits resumed as of April 1, 2004. No transition credits were made up for the April 1, 2003 through March 31, 2004 period and the period for which participants are eligible for transition credits was not extended due to the one-year suspension.

          In addition to the principal credits, interest credits are also added annually to a participant's "account" based upon the participant's account balance as of the last day of the immediately preceding calendar year. Effective as of April 1, 2004, the interest rate used for this purpose is the average of the 10-year Treasury interest rate over the 12 months ending in November of the prior calendar year.

          Upon termination of employment, a participant will be entitled to his or her vested accrued benefit, which can be distributed either in a monthly annuity or in a lump sum. If distributed in a lump sum, the participant's benefit generally will be equal to the participant's account balance. For persons who were participants before April 1, 1998, the Pension Plan provides that the retirement benefit will not be less than the benefit accrued as of March 31, 1998.

          All non-union associates of Spartan Stores, Inc. or Spartan Stores Associates, LLC, except associates who are classified as store security, are eligible to participate. However, associates classified as retail store labor shall only be eligible to participate for purposes of the special one-time basic credits for the April 1, 2002 through March 31, 2003 and April 1, 2003 through March 31, 2004 periods. A participant's years of service for vesting purposes includes all service with the Company, including service in an ineligible job classification. However, for purposes of determining the participant's service for basic and transition credit purposes, years of service generally only includes employment while a participant in the Plan.

          Spartan Stores also maintains the SERP, which provides nonqualified deferred compensation benefits to Spartan Stores' officers. The purpose of the SERP is to provide officers with the benefits that they are otherwise denied under the Pension Plan due to the annual dollar limit on compensation and other limitations of the Internal Revenue Code, which are referred to collectively as the "statutory limits." Accordingly, each officer's benefit under the SERP is equal to the officer's benefit that would have accrued under the Pension Plan but for the operation of the statutory limits, minus the accrued benefit actually payable to the officer under the Pension Plan calculated in accordance with the statutory limits.

          Benefits under the SERP are paid from Spartan Stores' general assets. There is no separate trust that has been established to fund benefits. As of March 26, 2005, the estimated total benefits payable under the Pension Plan and the SERP upon retirement at normal retirement age (age 65) for Messrs. Sturken, Staples, Eidson, Adornato and Eriks are expected to be approximately $198,206, $1,226,747, $386,831, $240,355 and $420,807, respectively.

          In addition to the SERP, Spartan Stores maintains the Supplemental Executive Savings Plan (known as the "SESP") which is a nonqualified deferred compensation plan for Spartan Stores' officers and director-level associates. A participant in the SESP may defer up to 50% of his or her base salary and up to 100% of any bonuses. This opportunity is in addition to a participant's savings opportunity under the Spartan Stores, Inc. Savings Plus Plan. Participants in the SESP are also entitled to a company matching contribution which mirrors the matching contribution under the Savings Plus Plan except the limitations of the Internal Revenue Code do not apply. Therefore, based on the current level of matching contributions being made to the Savings Plus Plan, to the extent a participant defers at least a total of 6% of his or her actual compensation (including deferrals) to the SESP and the Savings Plus Plan each payroll period, the participant will receive a total match between the SESP and the Savings Plus Plan equal to 3% of his or her actual compensation (including deferrals) for that payroll period. The SESP provides participants with various investment alternatives, including Spartan Stores' stock. The investments are only hypothetical investments, also referred to as phantom investments. The investment results for a participant are determined as if the contributions had actually been invested in the selected investment fund during the relevant time period.

Certain Relationships and Related Transactions

          It is the responsibility of Spartan Stores' management to conduct an appropriate review of all related party transactions for potential conflicts of interest situations on an ongoing basis. Pursuant to Rule 4350(h) of the NASD and in accordance with the audit committee charter, the audit committee must evaluate and approve any related party transactions. For any transaction in which a director has an interest, Spartan Stores' general policy and practice is that the director may proceed with the transaction only if the material facts of the transaction and the director's interest in the transaction have been disclosed to the audit committee of the board, the audit committee determines that the transaction is fair to Spartan Stores, and the transaction is approved by the audit committee. Each such transaction is made on terms no less favorable to Spartan Stores than those offered generally to entities that are not affiliated with any director.

Compensation Committee Report on Executive Compensation

          The compensation committee of the board of directors is comprised entirely of independent directors. The compensation committee provides assistance to the board of directors in fulfilling the board's responsibility to shareholders and the investment community relating to Spartan Stores' compensation and benefit programs and policies. Included among these responsibilities is establishing Spartan Stores' compensation philosophy and administering the compensation programs for Spartan Stores' officers and other key associates. In doing so, the compensation committee's objective is to ensure that Spartan Stores' compensation programs are competitive and closely related to both individual and corporate performance. The compensation committee periodically engages independent compensation consultants to assist in designing these plans, assessing the effectiveness of the overall program, and keeping overall compensation competitive with that of the relevant peer group.

Compensation Philosophy

          Spartan Stores' executive compensation program is designed to:

•	enable Spartan Stores to attract, retain and motivate key executives who are critical for current and long-term success;

•	support Spartan Stores' long-range business strategy;

•	establish a clear linkage between individual performance objectives and corporate or business unit financial performance objectives; and

•	align executive compensation with shareholder interests by linking long-term incentives to increasing shareholder value.

          In order to maintain a competitive total compensation program, Spartan Stores compares itself with a similar-sized peer group in the wholesale/retail grocery business. In some cases, Spartan Stores analyzes competitive practices in general industry for those positions that may be occupied by officers recruited from outside of the wholesale and retail grocery businesses.

Components of Executive Compensation

          Spartan Stores' executive compensation program is comprised of three components: base pay, annual incentives and long-term incentives. Spartan Stores does not make loans or extend credit to its directors or executive officers. None of Spartan Stores' directors or executive officers was indebted to the Company in fiscal 2005.

          Base Pay

          The base pay of officers is based on the following factors: individual performance; level of responsibility and organizational contribution; level of experience; internal equity; and market competitiveness.

          The compensation committee, in coordination with the nominating and corporate governance committee, recommends to the board of directors the compensation of Spartan Stores' Chief Executive Officer. See

"Compensation of the Chief Executive Officer" below. The Chief Executive Officer, who is currently a board member, does not participate in the board's deliberations concerning his compensation. With input from the Chief Executive Officer, the compensation committee also recommends to the full board the base salaries, annual incentives, long-term incentives and other benefits of other corporate officers.

          Annual Incentives

          Spartan Stores' annual incentive plans provide annual incentive compensation for participants who are in a position to make substantial contributions toward achievement of goals established pursuant to the plan. The objectives of the annual incentive plans are to:

•	motivate participants to achieve Spartan Stores' annual financial and business objectives;

•	allow participants to share appropriately in Spartan Stores' financial success;

•	provide a competitive incentive compensation opportunity;

•	create a linkage between participant contribution and Spartan Stores' business and financial objectives; and

•	assist in the attraction, retention and motivation of associates.

          In fiscal 2005, the annual incentive opportunity for Mr. Sturken was based entirely upon Spartan Stores' performance relative to specific, measurable financial goals. For fiscal 2005, this performance was based on the degree to which Spartan Stores achieved its targeted improvement in net earnings. For all other participants, the plan had two components: (1) attaining pre-determined corporate and/or business unit financial goals; and (2) achieving specific, individual performance improvement goals that were directly linked to the Company's financial goals and business strategy. The percentage of the incentive opportunity allocated between these two components varies depending on the participant's level in the organization. For fiscal 2005, the corporate and/or business unit financial goals could be achieved independently of the individual performance improvement goals. Assuming these goals are achieved, the participant was eligible to receive a specified percentage of his or her annual base salary as an incentive payout under the Annual Incentive Plan.

          Long-Term Incentives

          Spartan Stores' long-term incentives are designed to align executive compensation with shareholder interests, encourage stock ownership by officers and reward superior long-term financial performance. These objectives have been implemented through Spartan Stores' 2001 Stock Incentive Plan, and will in the future be implemented through the Company's Stock Incentive Plan of 2005, if that plan is approved by shareholders.

          Stock options are intended to align officers' and other key associates' interests with shareholders by giving them the opportunity to purchase shares of common stock. Stock options become valuable only if the stock price appreciates after the award. Option grants vest in four equal yearly installments, and expire ten years after the grant date.

          From time to time, Spartan Stores also awards restricted stock as part of equity compensation. These awards typically are made to encourage the achievement of targeted financial goals, to attract and retain key executives and to recognize extraordinary performance.

Compensation of the Chief Executive Officer

          Mr. Sturken is employed under the terms of an employment agreement. The compensation committee, in coordination with the nominating and corporate governance committee, conducts an annual performance appraisal of the Chief Executive Officer based on input from all board members. In determining Mr. Sturken's compensation, the compensation committee considers individual performance, the performance of Spartan Stores, and competitive compensation comparisons. For fiscal 2005, Mr. Sturken's base salary, annual incentive opportunity and long-term incentive awards were all determined pursuant to the terms of his employment agreement as described beginning on page 31.

Deductibility of Executive Compensation

          Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to certain officers. It is Spartan Stores' policy to qualify as much of the compensation paid to its officers as possible for deductibility under Section 162(m). However, under appropriate circumstances, Spartan Stores may approve compensation that is not deductible under Section 162(m) if it determines that it would be in the best interests of Spartan Stores and its shareholders for such compensation to be paid. In fiscal 2005, for the first time, a portion of Mr. Sturken's compensation was not deductible under Section 162(m). The compensation committee and the board of directors have adopted and are submitting for shareholder approval a new annual executive incentive plan which, if adopted, is designed to permit annual incentive compensation paid to participants under that plan in the future to be deductible. No other officer's total compensation for fiscal 2005 exceeded the limitations on deductibility under Section 162(m).

Board Approval

          All recommendations of the compensation committee relating to fiscal 2005 compensation were unanimously approved by the board of directors without modification, with Mr. Sturken abstaining from voting on his compensation.

Conclusion

          The committee believes that properly motivating and rewarding executive management plays a significant role in improving Spartan Stores' performance. The committee plays a very active role in ensuring our compensation plans are competitive, cost-effective and properly aligned with the interests of Spartan Stores' shareholders.

Respectfully submitted,

James F. Wright, Chairperson
Gregory P. Josefowicz
Timothy J. O'Donovan

Audit Committee Report

          The audit committee is appointed by the board of directors to assist the board of directors in monitoring the integrity of the financial statements of the Company, the independence and performance of the Company's independent auditors, and the Company's system of disclosure controls and procedures and internal controls over financial reporting.

          Management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting, the Company's disclosure controls and internal control over financial reporting, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company's financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and providing an attestation report on management's assessment of the Company's internal control over financial reporting.

          As part of oversight duties, the audit committee has reviewed Spartan Stores' audited financial statements and has discussed those financial statements with Spartan Stores' management.

          The audit committee has also discussed with Spartan Stores' independent auditors, the matters required to be discussed by SAS 61 ("Communication with audit committees"). The audit committee has received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 ("Independence Discussions with audit committees") and has discussed the independent auditor's independence from Spartan Stores and Spartan Stores' management with them, including a consideration of the compatibility of non-audit services with their independence.

          Based on the reviews and discussions described above, the audit committee recommended to Spartan Stores' board of directors that the audited financial statements be included in Spartan Stores' Annual Report on Form 10-K for the year ended March 26, 2005.

Respectfully submitted,

Elizabeth A. Nickels, Chair
Kenneth T. Stevens
M. Shân Atkins
Dr. Frank Gambino

Stock Price Performance Graph

          The following graphs compare the cumulative total shareholder return on Spartan Stores common stock to (1) the Standard and Poor's (S&P) 500 index and (2) a peer group index, over a period beginning on the date that Spartan Stores common stock began trading on The Nasdaq Stock Market National Market System (August 2, 2000) and ending on March 24, 2005.

          The peer group index is comprised of the following companies: (1) Marsh Supermarkets, Inc.; (2) Nash-Finch Company; (3) Fresh Brands, Inc. (formerly known as Schultz Sav-O Stores, Inc.), and (4) SUPERVALU Inc. The peer group index no longer includes Fleming Companies, Inc. due to Fleming's bankruptcy and dissolution. The first graph below compares Spartan Stores' total return to the new peer group index that does not include Fleming. The second graph below compares Spartan Stores' total return to the peer group index used in Spartan Stores' 2004 proxy statement.

          Cumulative total shareholder return is measured by the sum of (1) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment and (2) the difference between the share price at the end and the beginning of the measurement period, divided by the share price at the beginning of the measurement period.

COMPARISON CUMULATIVE TOTAL SHAREHOLDER RETURN
(Without Fleming Companies, Inc.)

The dollar values for total shareholder return plotted in the graph above are shown in the table below:

Date	Spartan Stores	S&P 500	Peer Group

August 2, 2000	$100.00	$100.00	$100.00
March 25, 2001	82.42	81.74	85.13
March 31, 2002	63.57	81.94	160.35
March 29, 2003	19.78	63.34	96.64
March 27, 2004	38.04	87.75	193.58
March 26, 2005	85.64	93.86	212.57

COMPARISON CUMULATIVE TOTAL SHAREHOLDER RETURN
(With Fleming Companies, Inc.)

The dollar values for total shareholder return plotted in the graph above are shown in the table below:

Date	Spartan Stores	S&P 500	Peer Group

August 2, 2000	$100.00	$100.00	$100.00
March 25, 2001	82.42	81.74	101.56
March 31, 2002	63.57	81.94	158.80
March 29, 2003	19.78	63.34	77.15
March 27, 2004	38.04	87.75	152.74
March 26, 2005	85.64	93.86	167.73

Independent Auditors

Appointment

          Spartan Stores' audit committee has approved the selection of Deloitte & Touche LLP as its independent auditors to audit the financial statements and internal controls of Spartan Stores and its subsidiaries for fiscal 2006, and to perform such other appropriate accounting services as may be required by the board and approved by the audit committee. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the audit committee will consider a change in auditors for the next year.

          Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

          The board of directors and audit committee recommend that you vote FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2006.

Independent Auditors' Fees

          The aggregate fees billed by Deloitte & Touche LLP to Spartan Stores and its subsidiaries for fiscal 2005 and fiscal 2004 are as follows:

	Fiscal 2005	Fiscal 2004

Audit Fees (1)	$ 602,776	$ 398,110
Audit-related Fees (2)	220,152	51,210
Tax Fees (3)	460,091	810,454
All Other Fees	--	--

____________________

(1)	Audit services consist of the annual audit of the financial statements and internal control over financial reporting, reviews of quarterly reports on Form 10-Q, and related consultations.

(2)

Audit-related fees consist principally of services related to consultations regarding and preparation for the internal control reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002 in fiscal 2005, and employee benefit plan audits and other consultations not arising as part of the audit.

(3)

Permissible tax services include tax compliance, tax planning and tax advice that do not impair the independence of the auditors and that are consistent with the SEC's rules on auditor independence. Tax compliance and preparation fees account for $358,341 and $595,601 of the total tax fees for fiscal 2005 and fiscal 2004, respectively.

          During fiscal 2005, Deloitte & Touche LLP did not provide any services to Spartan Stores or its subsidiaries related to financial information systems design and implementation.

Audit Committee Approval Policies

          The audit committee charter includes procedures for the approval by the audit committee of all services provided by Deloitte & Touche LLP. The audit committee has the authority and responsibility to pre-approve all audit and permissible non-audit services provided by its principal accountant. The audit committee charter sets forth the policy of the committee for such approvals. The policy requires that all services provided by the independent auditors, including audit-related services and non-audit services, must be pre-approved by the audit committee. The policy allows the audit committee to delegate to one or more members of the audit committee the authority to approve the independent auditors' services. The decisions of any audit committee member to whom authority is delegated to pre-approve services are reported to the full audit committee. The policy also provides that the audit committee will have authority and responsibility to approve and authorize payment of the independent auditors' fees. Finally, the policy sets forth certain services that the independent auditors are prohibited from providing to Spartan Stores or its subsidiaries. None of the audit-related fees or tax fees were approved by the audit committee pursuant to the de minimus exception set forth in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, although the audit committee charter allows such approval.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires Spartan Stores' directors and officers and persons who beneficially own more than 10% of the outstanding shares of Spartan Stores common stock to file reports of ownership and changes in ownership of shares of common stock with the SEC. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish Spartan Stores with copies of all Section 16(a) reports they file with the SEC. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for fiscal 2005, we believe that our directors and officers complied with all applicable filing requirements during fiscal 2005.

Shareholder Proposals

          To be considered timely, shareholder proposals intended to be presented at the 2006 annual meeting of shareholders, whether or not intended to be included in the proxy statement and form of proxy relating to that meeting, must be received by us not later than February 24, 2006. Shareholder proposals intended for consideration for inclusion in our proxy statement and form of proxy relating to that meeting should be made in accordance with SEC Rule 14a-8. All shareholder proposals must comply with the notice provisions set forth in Spartan Stores' bylaws. You should address all shareholder proposals to the attention of our Corporate Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700.

Solicitation of Proxies

          We will initially solicit proxies by mail. In addition, directors, officers and associates of Spartan Stores and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. We will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners.

          In addition, we have engaged Georgeson Shareholder Communications Inc., at an estimated cost of $6,000, plus expenses and disbursements, to assist us in the solicitation of proxies for shares held in street name through brokerage firms, banks, trustees and other nominees.

By Order of the Board of Directors

Alex J. DeYonker
Secretary

Grand Rapids, Michigan
June 24, 2005

APPENDIX A

ANNUAL EXECUTIVE INCENTIVE PLAN OF 2005

SECTION 1
ESTABLISHMENT AND PURPOSES OF PLAN

          1.1          Establishment of Plan. Spartan Stores, Inc., a Michigan corporation, hereby establishes the ANNUAL EXECUTIVE INCENTIVE PLAN OF 2005 (the "Plan") for senior executive officers of the Company and its Subsidiaries. The Plan permits the award of incentive compensation in the form of performance-based incentive awards.

          1.2          Purposes of Plan. The purposes of the Plan are to motivate Participants to achieve the Company's annual financial and business objectives; to allow Participants to share appropriately in the financial success of the Company; to provide a highly competitive incentive compensation opportunity; to create a linkage between Participant contribution and the Company's financial and business objectives; and to assist in the attraction, retention and motivation of senior executive officers of the Company and its Subsidiaries. The Plan is further intended to provide flexibility to the Company in structuring incentive compensation to best promote the foregoing objectives. Within that context, the Plan is intended to provide performance-based compensation under Section 162(m) of the Code and shall be interpreted and administered to achieve that purpose.

          1.3          Plan Document. This instrument, as amended from time to time, constitutes the governing document of the Plan.

          1.4          Effective Date. The Plan is initially effective as of May 11, 2005. Adoption of the Plan by the Board and payment of Incentive Bonuses for Fiscal Year 2006 shall be contingent upon approval by the shareholders at the 2005 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of the Shareholders. In the absence of such approval, this Plan shall be void.

          1.5          Incentive Compensation Plan. The Plan is an annual incentive compensation program for Participants. Because the Plan does not provide welfare benefits and does not provide for the deferral of compensation until termination of employment, it is established with the intent and understanding that it is not an employee benefit plan within the meaning of the federal Employee Retirement Income Security Act of 1974, as amended.

SECTION 2
DEFINITIONS

                    The following terms shall have the definitions stated, unless the context plainly requires a different meaning. Other defined terms shall have the meanings ascribed to them herein.

          2.1          Annual Base Salary. "Annual Base Salary" means a Participant's annual salary rate in effect at the end of a Fiscal Year without regard to incentive compensation or bonuses or awards under this Plan or other benefits or incentive compensation plans maintained or provided by the Company.

          2.2          Affiliate. "Affiliate" means any organization controlling, controlled by or under common control with the Company.

          2.3          Beneficiary. "Beneficiary" means the individual, trust or other entity designated by the Participant to receive any amount payable with respect to the Participant under the Plan after the Participant's death. A Participant may designate or change a Beneficiary by filing a signed designation with the Committee in a form approved by the Committee. A Participant's will or other estate planning document is not effective for this purpose. If a designation has not been completed properly and filed with the Committee or is ineffective for any other reason, the Beneficiary shall be the Participant's Surviving Spouse. If there is no effective designation and the Participant does not have a Surviving Spouse, the remaining benefits under this Plan, if any, shall be paid to the Participant's estate.

          2.4          Board. "Board" means the Board of Directors of the Company.

          2.5          Business Unit. "Business Unit" means any Subsidiary, department, division, profit center or other operational unit of the Company or any Subsidiary as to which the Committee shall establish a Target Bonus under the Plan applicable in a Fiscal Year.

          2.6          Code. "Code" means the Internal Revenue Code of 1986, as amended.

          2.7          Committee. "Committee" means the Compensation Committee of the Board or such other committee as the Board designates to administer this Plan. The Committee shall consist of at least two persons, all of whom shall be "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and "outside directors" as defined in the regulations issued under Section 162(m) of the Code.

          2.8          Common Stock. "Common Stock" means the Company's common stock, no par value.

          2.9          Company. "Company" means Spartan Stores, Inc., a Michigan corporation, and its successors and assigns.

          2.10          Fiscal Year. "Fiscal Year" means the financial reporting and taxable year of the Company as the Company may adopt from time to time.

          2.11          Incentive Bonus. "Incentive Bonus" means an annual bonus awarded and paid to a Participant for services to the Company or its Subsidiaries during a Fiscal Year that is based upon achievement of pre-established performance objectives by the Company, a Subsidiary, or a Business Unit.

          2.12          Participant. "Participant" means a senior executive officer of the Company or any Subsidiary designated by the Committee to participate in this Plan for a Fiscal Year.

          2.13          Performance. "Performance" means the level of achievement by the Company or its Subsidiaries or Business Units of the performance goals established by the Committee pursuant to Section 5.

          2.14          Retirement. "Retirement" means termination of employment as a result of retirement on or after one or more of the retirement dates specified in the Spartan Stores, Inc. Cash Balance Pension Plan.

          2.15          Subsidiary. "Subsidiary" means any corporation or other entity of which fifty percent (50%) or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company, except that for purposes of this Plan, the term "Subsidiary" does not include Spartan Insurance Company Ltd. or SI Insurance Agency, Inc.

          2.16          Surviving Spouse. "Surviving Spouse" means the husband or wife of the Participant at the time of the Participant's death who survives the Participant. If the Participant and the spouse die under circumstances that make the order of their deaths uncertain, it shall be presumed for purposes of this Plan that the Participant survived the spouse.

          2.17          Target Bonus. "Target Bonus" means the bonus goal established by the Committee for each Participant under Section 5.1(a).

          2.18          Total Disability. "Total Disability" or "Disability" means the inability of a Participant to perform his or her employment duties due to physical or mental disability for a continuous period of one hundred eighty (180) days or longer and the Participant is eligible for benefits under the Company's long term disability policy.

SECTION 3
ADMINISTRATION OF PLAN

          3.1          Plan Administration.

          (a)          Power and Authority. The Plan shall be administered by the Committee. Except as limited in the Plan, the Committee shall have full power and authority to interpret the provisions of the Plan and shall have full power and authority to supervise the administration of the Plan. Action may be taken by a written instrument signed by a majority of the members of the Committee and any action so taken shall be as effective as if it had been taken at a meeting. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive on all parties. To the extent it deems necessary or appropriate, the Committee may adopt rules, policies and forms for the administration, interpretation and implementation of the Plan.

          (b)          Delegation of Authority. The Committee may delegate any, some or all of its record keeping, calculation, payment and other ministerial or administrative authority and responsibility from time to time to and among one or more individuals, who may be members of the Committee or employees of the Company or its Subsidiaries or Affiliates, but all actions taken pursuant to delegated authority and responsibility shall be subject to such review, change and approval by the Committee as the Committee considers appropriate.

          3.2          Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all matters as the Committee may deem necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants and (b) the nature and extent of the incentive awards granted to each Participant.

          3.3          Indemnification. A member of the Committee or any other individual or group to whom authority is delegated shall not be personally liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. The Company shall hold harmless and indemnify each member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, from any and all liabilities, costs and expenses arising from any act or omission related to the performance of duties or the exercise of discretion and judgment with respect to the Plan. This Section 3.3 shall not be construed as limiting the Company's or any Subsidiary's ability to terminate or otherwise alter the terms and conditions of the employment of an individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person. Each such individual shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

SECTION 4
ELIGIBILITY

          4.1          Participation. For each Fiscal Year, the Committee shall designate the senior executive officers of the Company or any Subsidiary who shall be Participants for that Fiscal Year. Senior executive officers designated as Participants after the first 90 days of any Fiscal Year shall not be eligible for any Incentive Bonus paid with respect to such Fiscal Year under this Plan. Participants shall be notified in writing and provided a written summary of the Plan.

          4.2          No Continuing Participation. Designation as a Participant for a Fiscal Year will not continue in effect for any subsequent Fiscal Year unless and until the Committee designates the individual as a Participant in the subsequent Fiscal Year. The Committee may terminate participation by any Participant at any time with or without cause.

SECTION 5
ESTABLISHMENT OF GOALS AND CRITERIA

          5.1          Selection of Criteria. The Committee shall preestablish performance goals for each Participant in the manner and within the time limits specified in this Section 5. For each Participant for each Fiscal Year, the Committee shall specify:

          (a)          Target Bonus. A Target Bonus, expressed as a percentage of the Participant's Annual Base Salary or a specified dollar amount;

          (b)          Incentive Bonus. The Incentive Bonus levels, expressed as a percentage of the Target Bonus, that shall be paid to the Participant at specified levels of achievement by one or more of the Company, a Subsidiary or a Business Unit, of the performance goals established by the Committee pursuant to this Section 5;

          (c)          Performance Measurement. The applicable measurement of Performance under Section 5.2; and

          (d)          Conditions on Incentive Bonus. Any specific conditions under which an Incentive Bonus specified under subsection (b) above may be reduced or forfeited (but not increased).

The Incentive Bonus levels specified under subsection (b) above may be expressed either as (i) a matrix of percentages of the Target Bonus that will be paid at specified levels of the Performance or (ii) a mathematical formula that determines the percentage of the Target Bonus that will be paid at varying levels of Performance.

          5.2          Measurement of Performance. Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the measurements of Performance set forth in this Section 5.2, the performance goals established by the Committee pursuant to this Section 5 shall be determined by reference to one or more of the following measurements of Performance:

(a)	Net earnings;
(b)	Earnings before or after taxes, interest, depreciation, and/or amortization;
(c)	Earnings per share, reflecting dilution of the Common Stock as the Committee deems appropriate and, if the Committee so determines, net of or including dividends;
(d)	Net sales;
(e)	Net sales growth;
(f)	Return measures (including, but not limited to, return on assets, capital, equity, or sales);
(g)	Cash flow (including, but not limited to, operating cash flow and free cash flow);
(h)	Cash flow return on capital;
(i)	Gross or operating margins;
(j)	Productivity ratios;
(k)	Share price (including, but not limited to, growth measures and total shareholder return);
(l)	Expense or cost levels;
(m)	Margins;
(n)	Operating efficiency;
(o)	Customer satisfaction, satisfaction based on specified objective goals or a Company-sponsored customer survey;
(p)	Working capital targets;
(q)	Economic value added measurements;
(r)	Market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;
(s)	Aggregate product price and other product measures;
(t)	Reduction of losses, loss ratios or expense ratios;
(u)	Reduction in fixed costs;
(v)	Inventory turnover;
(w)	Debt reduction;
(x)	Associate turnover;

(y)	Specified objective social goals;
(z)	Safety record.

These measurements of Performance may be used to measure Performance of one or more of the Company, its Subsidiaries, its Affiliates, any Business Units of any of them or any combination of the foregoing, compared to pre-determined levels, as the Committee may deem appropriate, or compared to the performance of a pre-established peer group, or published or special index that the Committee, in its sole discretion, deems appropriate; or the Committee may select the measurement of Performance set forth in subsection 5.2(k) above (with respect to the Company) as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Incentive Award based on the achievement of performance goals pursuant to the measurements of Performance specified in this Section 5.

          5.3          Incentive Bonus Conditioned on Performance. Payment of an Incentive Bonus to a Participant for a Fiscal Year under this Plan shall be entirely contingent upon achievement of the performance goals established by the Committee pursuant to this Section 5, the satisfaction of which is substantially uncertain when established by the Committee for the Fiscal Year. The Committee may provide, when establishing the performance goals pursuant to this Section 5, that any evaluation of performance may include or exclude any of the following events or their effects that occurs during the relevant Fiscal Year: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable fiscal year, (f) acquisitions, divestitures or accounting changes, (g) foreign exchange gains and losses, and (h) other special charges or extraordinary items. To the extent such inclusions or exclusions affect the Incentive Bonus of a Participant, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

          5.4          Time of Determination by Committee. All determinations to be made by the Committee for a Fiscal Year pursuant to this Section 5 shall be made in writing by the Committee during the first 90 days of such Fiscal Year.

          5.5          Objective Standards. An Incentive Bonus shall be based solely upon objective criteria, consistent with this Section 5, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the Incentive Bonus to be paid. Although the Committee has authority to exercise reasonable discretion to interpret this Plan and the performance goals it shall specify pursuant to this Section 5 of the Plan, it may not amend or waive such performance goals after the 90th day of a Fiscal Year. The Committee shall have no authority or discretion to increase any Incentive Bonus or to construct, modify or apply the measurement of Performance in a manner that will directly or indirectly increase the Incentive Bonus for any Participant for any Fiscal Year above the amount determined by the applicable objective criteria established within the first 90 days of the Fiscal Year.

          5.6          Committee Discretion. In the event that applicable tax laws change to permit Committee discretion to alter the governing measurements of Performance set forth in this Section 5 of the Plan without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Incentive Bonuses that shall not qualify as performance-based compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and may base vesting on measurements of Performance other than those set forth in this Section 5 of the Plan.

SECTION 6
DETERMINATION AND PAYMENT OF INCENTIVE BONUSES

          6.1          Committee Certification. The Incentive Bonus for each eligible Participant for a Fiscal Year shall be determined on the basis of the Target Bonus and Performance for the Fiscal Year. The Committee shall determine, and shall certify in writing prior to payment of the Incentive Bonus, that the Company Performance for the Fiscal Year satisfied the performance goals established by the Committee for the Fiscal Year. Approved minutes of the Committee shall constitute sufficient written certification for this purpose.

          6.2          Maximum Incentive Bonus. The Incentive Bonus for any Participant for a Fiscal Year under this Plan shall not, in any event, exceed $1,500,000.

          6.3          Payment to Participant or Beneficiary; Form of Payment. The Incentive Bonus of each Participant shall be paid to the Participant, or the Beneficiary of any deceased Participant, by the Company as soon as feasible following final determination and certification by the Committee of the amount payable and that the applicable performance goals have been satisfied. Unless otherwise elected as set forth below, each Participant will receive his or her Incentive Bonus in cash. Any Participant may elect to receive a portion of his or her Incentive Bonus to be paid in cash under this Plan in the form of Common Stock under the Company's 2001 Stock Bonus Plan or any other incentive award plan that the Company may adopt, provided that the Participant is a participant under the other plan with the right to elect to receive shares of Common Stock under the plan.

          6.4          Eligibility for Payment. The Incentive Bonus otherwise payable to a Participant for a Fiscal Year shall be adjusted as follows:

          (a)          Retirement, Death or Total Disability. If a Participant ceases to be a Participant before the end of any Fiscal Year and more than 6 months after the beginning of such Fiscal Year because of death, Retirement, or Total Disability, an award shall be paid to the Participant or the Participant's Beneficiary after the end of such Fiscal Year prorated as follows: the award, if any, for such Fiscal Year shall be equal to 100% of the Incentive Bonus that the Participant would have received if the Participant had been a Participant during the entire Fiscal Year, multiplied by the ratio of the Participant's full months as a Participant during that Fiscal Year to the 12 months in that Fiscal Year. Notwithstanding the foregoing, the Committee shall have discretion to reduce or eliminate any Incentive Bonus otherwise payable pursuant to this Section 6.4(a).

          (b)          Other Termination. If an employee ceases to be a Participant during any Fiscal Year, or prior to actual receipt of the award for a previous Fiscal Year, because of the Participant's termination of employment for any reason other than described in Section 6.4(a), the Participant will not be entitled to any award for such Fiscal Year.

SECTION 7
TERMINATION AND AMENDMENT

                    The Board or Committee may terminate the Plan at any time, or may from time to time amend the Plan as it deems appropriate and in the best interests of the Company. No termination or amendment may impair the validity of, or the obligation of the Company to pay, any Incentive Bonus awarded for any Fiscal Year prior to the Fiscal Year in which the termination or amendment is adopted or, if later, is effective. No amendment adopted after the first 90 days of a Fiscal Year may directly or indirectly increase any Incentive Bonus for that Fiscal Year. Except as otherwise provided in this Plan and the applicable objective criteria established pursuant to this Plan for determining the amount of any Incentive Bonus for a Fiscal Year, no Incentive Bonuses shall be payable for the Fiscal Year in which the Plan is terminated, or, if later, in which the termination is effective.

SECTION 8
GENERAL PROVISIONS

          8.1          Benefits Not Guaranteed; No Rights to Award. Neither the establishment and maintenance of the Plan nor participation in the Plan shall provide any guarantee or other assurance that Incentive Bonuses will be payable under the Plan. No Participant or other person shall have any claim to be granted any award or benefit under the Plan and there is no obligation of uniformity of treatment of Participants under the Plan

          8.2          No Right to Participate. Nothing in this Plan shall be deemed or interpreted to provide a Participant or any non-participating employee with any contractual right to participate in or receive benefits under the Plan. No designation of a person as a Participant for any Fiscal Year shall create a right to any Incentive Bonus under the Plan for any other Fiscal Year.

          8.3          No Employment Right. Participation in this Plan shall not be construed as constituting a commitment, guarantee, agreement, or understanding of any kind that the Company or any Subsidiary will continue to employ any individual and this Plan shall not be construed or applied as any type of employment contract or obligation. Nothing herein shall abridge or diminish the rights of the Company or any Subsidiary to determine the terms and conditions of employment of any Participant or other person or to terminate the employment of any Participant or other person with or without cause at any time.

          8.4          No Assignment or Transfer. Neither a Participant nor any Beneficiary or other representative of a Participant shall have any right to assign, transfer, attach, or pledge any bonus amount or credit, potential payment, or right to future payments of any bonus amount or credit, or any other benefit provided under this Plan. Payment of any amount due or to become due under this Plan shall not be subject to the claims of creditors of the Participant or to execution by attachment or garnishment or any other legal or equitable proceeding or process.

          8.5          Withholding and Payroll Taxes. The Company shall deduct from any payment made under this Plan all amounts required by federal, state and local tax laws to be withheld and shall subject any payments made under the Plan to all applicable payroll taxes and assessments.

          8.6          Incompetent Payee. If the Committee determines that a person entitled to a payment hereunder is incompetent, it may cause benefits to be paid to another person for the use or benefit of the Participant or the Participant's Beneficiary at the time or times otherwise payable hereunder, in total discharge of the Plan's obligations to the Participant or Beneficiary.

          8.7          Governing Law. The validity, construction and effect of the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

          8.8          Construction. The singular includes the plural and the plural includes the singular. Capitalized terms, except those at the beginning of a sentence or part of a heading, have the meaning defined in the Plan.

          8.9          Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

          8.10          No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of stock options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases. However, no payment under any other plan or arrangement shall be contingent upon failure to attain the Performance necessary for payment of an Incentive Bonus under this Plan.

SECTION 9
DURATION OF THE PLAN

                    Subject to earlier termination by the Board or Committee, this Plan shall terminate without action by the Board or Committee as of the date of the first meeting of shareholders held in 2010, unless reapproved by the shareholders at such meeting or earlier. If reapproval occurs, the Plan will terminate as of the date of the first meeting of shareholders in the fifth year following reapproval or any subsequent reapproval. If the Plan terminates under this provision due to lack of reapproval by the shareholders, no Incentive Bonuses shall be awarded for the Fiscal Year in which the Plan terminates.

APPENDIX B

STOCK INCENTIVE PLAN OF 2005

SECTION 1

Establishment Of Plan; Purpose Of Plan

          1.1          Establishment of Plan. The Company hereby establishes the STOCK INCENTIVE PLAN of 2005 for its Directors and certain of its Associates. The Plan permits the grant and award of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Awards and other stock-based awards and stock-related awards.

          1.2          Purpose of Plan. The purpose of the Plan is to provide Participants with an increased incentive to contribute to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of Participants with the interests of the Company's shareholders through the opportunity for increased stock ownership and to attract and retain Participants. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives. Within that context, it is intended that the Plan may provide performance-based compensation under Section 162(m) of the Code and the Plan shall be interpreted, administered and amended to achieve that purpose.

SECTION 2

Definitions

          The following words have the following meanings unless a different meaning plainly is required by the context:

          2.1          "Act" means the Securities Exchange Act of 1934, as amended.

          2.2          "Affiliate" means any organization controlling, controlled by or under common control with the Company.

          2.3          "Associate" means an employee of the Company or one of its Subsidiaries.

          2.4          "Board" means the Board of Directors of the Company.

          2.5          "Business Unit" means any Subsidiary, department, division, profit center or other operational unit of the Company or any Subsidiary.

          2.6          "Cause" means, with respect to termination of employment, (1) willful continued failure to perform or willful poor performance of duties (other than due to Disability) after warning and reasonable opportunity to meet reasonable required performance standards; (2) gross negligence causing or putting the Company or any Affiliate at risk of significant damage or harm; (3) misappropriation of or intentional damage to the property of the Company or any Affiliate; (4) conviction of a felony (other than negligent vehicular homicide); (5) intentional act or omission that the Participant knows or should know is significantly detrimental to the interests of the Company or any Affiliate; or (6) violation of any provisions of any employment agreement between the Company (or any Affiliate) and the Participant concerning loyalty and confidentiality or concerning ownership of ideas, inventions and other intellectual property. With respect to the removal of a Director, "Cause" shall be as defined in the Company's Restated Articles of Incorporation.

          2.7          "Change in Control" has the meaning given to that term in the Spartan Stores, Inc. Supplemental Executive Retirement Plan, as it may be amended from time to time.

          2.8          "Code" means the Internal Revenue Code of 1986, as amended. Each reference herein to a section or sections of the Code shall, unless otherwise noted, be deemed to include a reference to the rules and regulations issued under such section or sections of the Code.

          2.9          "Committee" means the Compensation Committee of the Board or such other committee as the Board may designate from time to time. The Committee shall consist of at least two Directors and all of its members shall be "non-employee directors" as defined in Rule 16b-3 issued under the Act and "outside directors" as defined in Section 162(m) of the Code.

          2.10          "Common Stock" means the Company's common stock, no par value.

          2.11          "Company" means Spartan Stores, Inc., a Michigan corporation, and its successors and assigns.

          2.12          To be in "Competition" with the Company means (1) to be in direct or indirect competition with the Company or any Affiliate; (2) to be employed by, perform services for, advise or assist, own any interest in or loan or otherwise provide funds to, any other business that is engaged (or seeking the Participant's services with a view to becoming engaged) in any Competitive Business; or (3) to solicit or suggest, or provide assistance to anyone else seeking to solicit or suggest, that any person having or contemplating a Covered Relationship with the Company or an Affiliate refrain from entering into or terminate the Covered Relationship, or enter into any similar relationship with anyone else instead of the Company or the Affiliate; provided, however, that owning not more than 2% of any class of securities of a publicly traded entity shall not be considered "Competition," provided that the Participant does not engage in other activity listed above.

          2.13          A "Competitive Business" means a business that (1) owns, (2) operates, or (3) sells or supplies products similar to or that substitute for products supplied by the Company of any Affiliate to, any Covered Operation that is located in any state of the United States in which the Company or any Affiliate owns, operates, or sells or supplies products to, any Covered Operation.

          2.14          "Covered Employee" means any Associate who is or may become a "Covered Employee," as defined in Section 162(m) of the Code, and who is designated, either as an individual Associate or class of Associates, by the Committee within the shorter of (i) 90 days after the beginning of the Performance Period, or (ii) the period of time after the beginning of the Performance Period and before 25% of the Performance Period has elapsed, as a "Covered Employee" under this Plan for such applicable Performance Period.

          2.15          "Covered Operation" means any grocery store, grocery superstore, wholesale club, supermarket, limited assortment store, convenience store, drug store, pharmacy or any other store that offers grocery or food products separate or in combination with pharmaceutical products, general merchandise or other nonfood products or any grocery or convenience store product distribution facility.

          2.16          "Covered Relationship" means a customer relationship, a vendor relationship, an employment relationship, or any other contractual or independent contractor relationship.

          2.17          "Director" means a member of the Board.

          2.18          "Disability" means an inability of a Participant to perform his or her employment duties due to physical or mental disability for a continuous period of 180 days or longer and the Participant is eligible for benefits under the Company's long-term disability policy.

          2.19          "Incentive Award" means the award or grant of a Stock Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Stock Award, or another stock-based or stock-related award, to a Participant pursuant to the Plan.

          2.20          "Market Value" shall equal the closing price of Common Stock reported on Nasdaq on the date of grant, exercise or vesting, as applicable, or if Nasdaq is closed on that date, the last preceding date on which Nasdaq was open for trading and on which shares of Common Stock were traded. If the Common Stock is not listed on Nasdaq, the Market Value shall be determined by any means deemed fair and reasonable by the Committee, which determination shall be final and binding on all parties.

          2.21          "Mature Shares" means shares of Common Stock that a Participant has owned for at least six months and that meet any other holding requirements established by the Committee for the shares to be used for attestation.

          2.22          "Nasdaq" means the NASDAQ National Market, or if the Common Stock is not listed for trading on the NASDAQ National Market on the date in question, then such other United States-based quotation system or stock exchange on which the Common Stock may be traded on the date in question.

          2.23          "Participant" means a Director or Associate who is granted an Incentive Award under the Plan.

          2.24          "Performance" means the level of achievement of the performance goals established by the Committee pursuant to Section 10.1.

          2.25          "Performance Measures" means measures as described in Section 10 on which the performance goals are based.

          2.26          "Performance Period" means the period of time during which the performance goals must be met to determine the degree of payout, the vesting, or both, with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation.

          2.27           "Performance-Based Compensation" means compensation under an Incentive Award that satisfies the requirements of Section 162(m) of the Code for certain "performance-based compensation" paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Incentive Award which does not satisfy the requirements for performance-based compensation under Section 162(m) of the Code does not constitute performance-based compensation for other purposes, including Section 409A of the Code.

          2.28          "Plan" means the Spartan Stores, Inc. Stock Incentive Plan of 2005 as set forth herein, as it may be amended from time to time.

          2.29          "Restricted Period" means the period of time during which Restricted Stock, Restricted Stock Units or other stock-based or stock-related awards that are awarded under the Plan are subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Sections 7 or 8. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

          2.30          "Restricted Stock" means Common Stock awarded to a Participant pursuant to Section 7 of the Plan while such Common Stock remains subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Section 7.

          2.31          "Restricted Stock Unit" means an award to a Participant pursuant to Section 7 of the Plan and described as a "Restricted Stock Unit" in Section 7.

          2.32          "Retirement" means the termination of employment as a result of retirement on or after one or more of the retirement dates specified in the Spartan Stores, Inc. Cash Balance Pension Plan, or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

          2.33          "Stock Appreciation Right" or "SAR" means a right awarded to a Participant pursuant to Section 6 of the Plan, which shall entitle the Participant to receive cash, Common Stock, other property or a combination thereof, as determined by the Committee, and having a value on the date the SAR is exercised equal to the excess of (a) the Market Value of a share of Common Stock at the time of exercise over (b) the base price of the right, as established by the Committee on the date the award is granted.

          2.34          "Stock Award" means an award of Common Stock awarded to a Participant pursuant to Section 8 of the Plan.

          2.35          "Stock Option" means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonqualified stock option.

          2.36          "Subsidiary" means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company. The term "Subsidiary" includes present and future Subsidiaries of the Company.

SECTION 3

Administration

          3.1          Power and Authority. The Committee shall administer the Plan. The Committee may delegate any, some or all of its record keeping, calculation, payment and other ministerial or administrative authority and responsibility from time to time to and among one or more individuals, who may be members of the Committee or Associates of the Company or its Subsidiaries or Affiliates, but all actions taken pursuant to delegated authority and responsibility shall be subject to such review, change and approval by the Committee as the Committee considers appropriate. Except as limited in the Plan or as may be necessary to ensure, to the extent that the Committee so desires, that the Plan provides Performance-Based Compensation, the Committee shall have all of the express and implied powers and duties set forth in the Bylaws of the Company and the Plan, shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan and to make all other determinations and do all things considered necessary or advisable for the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it considers advisable.

          3.2          Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may consider necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants; (b) the nature and, subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise or purchase price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; and (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject.

          3.3          Amendments or Modifications of Incentive Awards. Subject to Section 12, the Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award; (b) extend the term of an Incentive Award; (c) accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Incentive Award; (d) accept the surrender of any outstanding Incentive Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, that Incentive Awards issued under the Plan may not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price or base price of such Incentive Awards to the same Participants.

          3.4          Indemnification of Committee Members. Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. This Section 3.4 shall not be construed as limiting the Company's or any Subsidiary's ability to terminate or otherwise alter the terms and conditions of the employment of an individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

SECTION 4

Shares Subject to the Plan

          4.1          Number of Shares. Subject to adjustment as provided in Section 4.3 of the Plan, the total number of shares available for Incentive Awards under the Plan shall be 1,200,000 shares of Common Stock; plus shares subject to Incentive Awards that are canceled, surrendered, modified, exchanged for substitute Incentive Awards or that expire or terminate prior to the exercise or vesting of the Incentive Awards in full and shares that are surrendered to the Company in connection with the exercise or vesting of Incentive Awards, whether previously owned or otherwise subject to such Incentive Awards; provided, that not more than 75% of the shares authorized for issuance under the Plan pursuant to this Section 4.1 may be issued as Incentive Awards other than Stock Options or Stock Appreciation Rights. Such shares shall be authorized and may be unissued shares, shares issued and repurchased by the Company (including shares purchased on the open market), shares issued and otherwise reacquired by the Company and shares otherwise held by the Company.

          4.2          Limitation Upon Incentive Awards. No Participant shall be granted, during any calendar year, Incentive Awards with respect to more than 25% of the total number of shares of Common Stock available for Incentive Awards under the Plan set forth in Section 4.1 of the Plan, subject to adjustment as provided in Section 4.3 of the Plan, but only to the extent that such adjustment will not affect the status of any Incentive Award theretofore issued or that may thereafter be issued as Performance-Based Compensation. The purpose of this Section 4.2 is to ensure that the Plan provides Performance-Based Compensation and this Section 4.2 shall be interpreted, administered and amended if necessary to achieve that purpose.

          4.3          Adjustments.

          (a)          Stock Dividends and Distributions. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, then the Committee shall provide that the number and kind of securities available for Incentive Awards and reserved for issuance under the Plan, together with applicable exercise prices and base prices, as well as the number and kind of securities available for issuance under the Plan, shall be adjusted in such manner and at such time as it determines shall be appropriate under the circumstances. No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from such adjustments shall be eliminated from the respective Incentive Awards.

          (b)          Other Actions Affecting Common Stock. If there occurs, other than as described in Section 4.3(a), any merger, business combination, recapitalization, reclassification, subdivision or combination approved by the Board that would result in the persons who were shareholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the Committee shall provide that the outstanding Incentive Awards (including exercise prices and base prices) and reserves for

Incentive Awards under the Plan shall be adjusted in such manner and at such time as it determines shall be appropriate under the circumstances. It is intended that in the event of any such transaction, Incentive Awards under the Plan shall entitle the holder of each Incentive Award to receive (upon exercise in the case of Stock Options and SARs), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Incentive Awards under the Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment. If the agreement, resolution or other document approved by the Board to effect any such transaction provides for the adjustment of Incentive Awards under the Plan in connection with such transaction, then the adjustment provisions contained in such agreement, resolution or other document shall be final and conclusive.

SECTION 5

Stock Options

          5.1          Grant. A Participant may be granted one or more Stock Options under the Plan. No Participant shall have any rights as a shareholder with respect to any shares of stock subject to Stock Options granted hereunder until said shares have been issued. For purposes of determining the number of shares available under the Plan, each Stock Option shall count as the number of shares of Common Stock subject to the Stock Option. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. Subject to the limitation imposed by Section 4.2 of the Plan, the Committee shall have complete discretion in determining the number of Stock Options granted to each Participant. The Committee may designate whether or not a Stock Option is to be considered an incentive stock option as defined in Section 422(b) of the Code; provided, that the number of shares of Common Stock that may be designated as subject to incentive stock options for any given Participant shall be limited to that number of shares that become exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Subsidiaries) and have an aggregate Market Value less than or equal to $100,000 (or such other amount as may be set forth in relevant sections of the Code) and all shares subject to an Incentive Award that have a Market Value in excess of such aggregate amount shall automatically be subject to Stock Options that are not incentive stock options. No Stock Option granted to a Director who is not an Associate shall be considered an incentive stock option under Section 422(b) of the Code.

          5.2          Stock Option Agreements. Stock Options shall be evidenced by stock option agreements, certificates of award, or both, containing the terms and conditions applicable to such Stock Options. To the extent not covered by a stock option agreement or certificate of award, the terms and conditions of this Section 5 shall govern.

          5.3          Stock Option Exercise Price. The per share Stock Option exercise price shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Market Value on the date of grant (or such higher amount as may be necessary under Section 5.5 below). The date of grant of a Stock Option shall be the date the Stock Option is authorized by the Committee or a future date specified by the Committee as the date for issuing the Stock Option.

          5.4          Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents or provides in the applicable stock option agreement or grant, in Mature Shares or other consideration substantially equivalent to cash. The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option. Except as limited by the Act, the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations, the Committee may from time to time authorize payment of all or a portion of the Stock Option exercise price in the form of a promissory note or other deferred payment installments according to such terms as the Committee may approve; provided, however, that such promissory note or other deferred payment installments shall be with full recourse and shall bear a market rate of interest. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided. The Committee may implement a program for the broker-assisted cashless exercise of Stock Options.

          5.5          Stock Options Granted to 10% Shareholders. No Stock Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries may be designated as an incentive stock option, unless such Stock Option provides an exercise price equal to at least 110% of the Market Value on the date of grant and the exercise of the Stock Option after the expiration of five years from the date of grant of the Stock Option is prohibited by its terms.

          5.6          Limits on Exercisability. Except as set forth in Section 5.5, Stock Options shall be exercisable for such periods, not to exceed 10 years from the date of grant, as may be fixed by the Committee. At the time of exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant's service with the Company or its Subsidiaries for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.

          5.7          Restrictions on Transferability.

          (a)          General. Unless the Committee otherwise consents or permits (before or after the stock option grant) or unless the stock option agreement or grant provides otherwise, Stock Options granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution, and, as a condition to any transfer permitted by the Committee or the terms of the stock option agreement or grant, the transferee must execute a written agreement permitting the Company to withhold from the shares subject to the Stock Option a number of shares having a Market Value at least equal to the amount of any federal, state or local withholding or other taxes associated with or resulting from the exercise of a Stock Option. All provisions of a Stock Option that are determined with reference to the Participant, including without limitation those that refer to the Participant's employment with the Company or its Subsidiaries, shall continue to be determined with reference to the Participant after any transfer of a Stock Option.

          (b)          Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Option under the Plan as the Committee deems advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or "claw-back" provisions, and restrictions under applicable federal or state securities laws.

          5.8          Termination of Employment or Directorship Status. Unless the Committee otherwise consents or permits (before or after the stock option grant) or unless the stock option agreement or grant provides otherwise:

          (a)          General. If a Participant ceases to be a Director or an Associate for any reason other than the Participant's death, Disability, Retirement (in the case of Associates only) or termination for Cause, the Participant may exercise his or her Stock Options in accordance with their terms for a period of three months after such termination of employment or directorship status, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination. For purposes of the Plan, the following shall not be considered a termination of employment: (i) a transfer of an employee among the Company and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the employee's right to re-employment is guaranteed by statute, contract or written policy of the Company; or (iv) a termination of employment as an officer with continued service as an Associate. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the Associate is no longer obligated to perform services for the Company or any of its Subsidiaries and the Associate's right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the Associate continues to receive compensation from the Company or any of its Subsidiaries after such date.

          (b)          Death. If a Participant dies either while an Associate or Director or after the termination of employment or directorship other than for Cause but during the time when the Participant could have exercised a Stock Option, the Stock Option issued to such Participant shall be exercisable in accordance with its terms by the personal representative of such Participant or other successor to the interest of the Participant for one year after the Participant's death, but only to the extent that the Participant was entitled to exercise the Stock Option on the date of death or termination of employment or directorship, whichever first occurred, and not beyond the original terms of the Stock Option.

          (c)          Disability. If a Participant ceases to be an Associate or Director of the Company or one of its Subsidiaries due to the Participant's Disability, the Participant may exercise his or her Stock Options in accordance with their terms for one year following such termination of employment or directorship, but only to the extent that the Participant was entitled to exercise the Stock Options on the date of such event and not beyond the original terms of the Stock Options.

          (d)          Participant Retirement. If a Participant Retires as an Associate, Stock Options granted under the Plan to that Participant may be exercised in accordance with their terms during the remaining terms of the Stock Options.

          (e)          Termination for Cause. If a Participant's employment is terminated for Cause or the Participant is removed as a Director for Cause, the Participant shall have no further right to exercise any Stock Options previously granted. The Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination or removal is for Cause.

          (f)          Entering into Competition. Notwithstanding anything herein or set forth in the Participant's stock option agreement or certificate of award to the contrary, if a Participant enters into Competition with the Company, the Participant shall have no further right to exercise any Stock Options previously granted. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a Participant has entered into Competition with the Company.

SECTION 6

Stock Appreciation Rights

          6.1          Grant. A Participant may be granted one or more Stock Appreciation Rights under the Plan and such SARs shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. A SAR may relate to a particular Stock Option and may be granted simultaneously with or subsequent to the Stock Option to which it relates. Except to the extent otherwise modified in the grant, (i) SARs not related to a Stock Option shall be granted subject to the same terms and conditions applicable to Stock Options as set forth in Section 5, and (ii) all SARs related to Stock Options granted under the Plan shall be granted subject to the same restrictions and conditions and shall have the same vesting, exercisability, forfeiture and termination provisions as the Stock Options to which they relate. SARs may be subject to additional restrictions and conditions. The per-share base price for exercise or settlement of SARs shall be determined by the Committee, but shall be a price that is equal to or greater than the Market Value of such shares on the date of the grant. Other than as adjusted pursuant to Section 4.3, the base price of SARs may not be reduced without shareholder approval (including canceling previously awarded SARs and regranting them with a lower base price).

          6.2          Exercise; Payment. To the extent a SAR relates to a Stock Option, the SAR may be exercised only when the related Stock Option could be exercised and only when the Market Value of the shares subject to the Stock Option exceed the exercise price of the Stock Option. When a Participant exercises such SARs, the Stock Options related to such SARs shall automatically be cancelled with respect to an equal number of underlying shares. Unless the Committee decides otherwise (in its sole discretion), SARs shall only be paid in cash or in shares of Common Stock. For purposes of determining the number of shares available under the Plan, each Stock

Appreciation Right shall count as one share of Common Stock, without regard to the number of shares, if any, that are issued upon the exercise of the Stock Appreciation Right and upon such payment.

SECTION 7

Restricted Stock and Restricted Stock Units

          7.1          Grant. Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, Restricted Stock and Restricted Stock Units may be granted to Participants under the Plan. Shares of Restricted Stock are shares of Common Stock the retention, vesting and/or transferability of which is subject, during specified periods of time, to such conditions (including continued employment and/or achievement of performance goals established by the Committee pursuant to Section 10) and terms as the Committee deems appropriate. Restricted Stock Units are Incentive Awards denominated in units of Common Stock under which the issuance of shares of Common Stock is subject to such conditions (including continued employment and/or achievement of performance goals established by the Committee pursuant to Section 10) and terms as the Committee deems appropriate. For purposes of determining the number of shares available under the Plan, each Restricted Stock Unit shall count as the number of shares of Common Stock subject to the Restricted Stock Unit. Unless determined otherwise by the Committee, each Restricted Stock Unit shall be equal to one share of Common Stock and shall entitle a Participant to either shares of Common Stock or an amount of cash determined with reference to the value of shares of Common Stock. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in cash, in shares of Common Stock or in a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but shall be consistent with the terms of the Plan. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which awards of Restricted Stock or Restricted Stock Units, or shares of Common Stock issuable pursuant to Restricted Stock Unit awards, shall be sold or awarded to a Participant, which may vary from time to time and among Participants.

          7.2          Restricted Stock Agreements. Awards of Restricted Stock and Restricted Stock Units shall be evidenced by restricted stock or restricted stock unit agreements or certificates of award containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine. Unless the restricted stock or restricted stock unit agreement or certificate of award provides otherwise, awards of Restricted Stock and Restricted Stock Units shall be subject to the terms and conditions set forth in this Section 7.

          7.3          Vesting. The grant, issuance, retention, vesting and settlement of shares of Restricted Stock and Restricted Stock Units shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or issuance of, the ability to retain and the vesting and/or the settlement of Restricted Stock Units and shares of Restricted Stock subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee.

          7.4          Termination of Employment or Directorship Status. Unless the Committee otherwise consents or permits (before or after the grant of Restricted Stock or Restricted Stock Units) or unless the restricted stock or restricted stock unit agreement or grant provides otherwise:

          (a)          General. If a Participant ceases to be a Director or Associate during the Restricted Period for any reason other than death, Disability, Retirement (in the case of Associates only) or termination for Cause, each share of Restricted Stock and Restricted Stock Unit still subject in full or in part to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the following shall not be considered a termination of employment: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days duly authorized in writing by the Company, provided that the employee's right to re-employment is guaranteed by statute, contract or written policy of the Company; or (iv) a termination of employment as an officer with continued service as an Associate. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the Associate is no longer obligated to perform services for the Company or any of its Subsidiaries and the Associate's right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the Associate continues to receive compensation from the Company or any of its Subsidiaries after such date.

          (b)          Death, Retirement or Disability. In the event a Participant terminates his or her employment or directorship with the Company because of death, Disability or (in the case of Associates only) Retirement during the Restricted Period, the restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units shall terminate automatically with respect to that respective number of such shares or Restricted Stock Units (rounded to the nearest whole number) equal to the respective total number of such shares or Restricted Stock Units granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective Restricted Period. All remaining shares of Restricted Stock and Restricted Stock Units shall be forfeited and returned to the Company; provided, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock and Restricted Stock Units either before or after the death, Disability or Retirement of the Participant.

          (c)          Termination for Cause. If a Participant's employment is terminated for Cause or the Participant is removed as a Director for Cause, the Participant shall have no further right to receive any Restricted Stock or Restricted Stock Units and all Restricted Stock and Restricted Stock Units still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination or removal is for Cause.

          (d)          Entering into Competition. Notwithstanding anything herein or set forth in the Participant's restricted stock or restricted stock unit agreement or certificate of award to the contrary, if a Participant enters into Competition with the Company, the Participant shall have no further right to receive any Restricted Stock or Restricted Stock Units and all Restricted Stock and Restricted Stock Units still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a Participant has entered into Competition with the Company.

          7.5          Restrictions on Transferability.

          (a)          General. Unless the Committee otherwise consents or permits or unless the terms of the restricted stock or restricted stock unit agreement or grant provide otherwise: (i) neither shares of Restricted Stock nor Restricted Stock Units may be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated during the Restricted Period except by will or the laws of descent and distribution; and (ii) all rights with respect to Restricted Stock and Restricted Stock Units granted to a Participant under the Plan shall be exercisable during the Participant's lifetime only by such Participant or his or her guardian or legal representative.

          (b)          Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to an award of Restricted Stock or issuable pursuant to Restricted Stock Unit awards under the Plan as the Committee considers advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or "claw-back" provisions, and restrictions under applicable federal or state securities laws.

          7.6          Legending of Restricted Stock. In addition to any other legend that may be set forth on a Participant's share certificate, any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the Spartan Stores, Inc. Stock Incentive Plan of 2005 (the "Plan"). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

The Committee may require that certificates representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed.

          7.7          Rights as a Shareholder. A Participant shall have all dividend, liquidation and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Common Stock; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Section 7 and the terms and conditions set forth in the Participant's restricted stock agreement. Unless the Committee otherwise determines or unless the terms of the applicable restricted stock unit agreement or grant provide otherwise, a Participant shall have all dividend and liquidation rights with respect to shares of Common Stock subject to awards of Restricted Stock Units held by such Participant as if the Participant held unrestricted Common Stock. Unless the Committee determines otherwise or unless the terms of the applicable restricted stock or restricted stock unit agreement or grant provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock and shares of Common Stock subject to unvested Restricted Stock Units shall be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate.

          7.8          Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Restricted Period. Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company's stock ledger.

SECTION 8

Stock-Based Awards

          8.1          Grant. Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, in addition to any Stock Options, Stock Appreciation Rights, Restricted Stock, or Restricted Stock Units that a Participant may be granted under the Plan, a Participant may be granted one or more other types of awards based on or related to shares of Common Stock (including the grant of Stock Awards). Such awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. Such awards shall be expressed in terms of shares of Common Stock or denominated in units of Common Stock. For purposes of determining the number of shares available under the Plan, each such unit shall count as the number of shares of Common Stock to which it relates.

          8.2          Rights as a Shareholder.

          (a)          Stock Awards. A Participant shall have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Stock Award under this Section 8 upon the Participant becoming the holder of record of the Common Stock granted pursuant to such Stock Award; provided, that the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to a Stock Award as it considers appropriate.

          (b)          General. With respect to shares of Common Stock subject to awards granted under the Plan other than Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Awards, a Participant shall have such rights as determined by the Committee and set forth in the respective award agreements; and the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to such awards as it considers appropriate.

SECTION 9

Change in Control

          9.1          Acceleration of Vesting. If a Change in Control of the Company shall occur, then, unless the Committee or the Board otherwise determines with respect to one or more Incentive Awards, without action by the Committee or the Board: (a) all outstanding Stock Options and Stock Appreciation Rights shall become immediately vested and exercisable in full and shall remain exercisable during the remaining terms thereof, regardless of whether the Participants to whom such Stock Options and Stock Appreciation Rights have been granted remain in the employ or service of the Company or any Subsidiary; and (b) all other outstanding Incentive Awards shall become immediately fully vested and exercisable and nonforfeitable.

          9.2          Cash Payment for Stock Options and Stock Appreciation Rights. If a Change in Control of the Company shall occur, then the Committee, in its sole discretion and without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Stock Options and/or Stock Appreciation Rights shall receive, with respect to some or all of the shares of Common Stock subject to such Stock Options and/or Stock Appreciation Rights, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the greater of the excess of (a) the highest sales price of the shares on Nasdaq on the date immediately prior to the effective date of such Change in Control of the Company or (b) the highest price per share actually paid in connection with any Change in Control of the Company, over the exercise price per share of such Stock Options and/or the base price per share of such Stock Appreciation Rights. Upon a Participant's receipt of such amount with respect to some or all of his or her Stock Options and/or Stock Appreciation Rights, the respective Stock Options and/or Stock Appreciation Rights shall be cancelled and may no longer be exercised by such Participant.

SECTION 10

Performance Measures

          10.1          Performance Measures. Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Section 10, the performance goals upon which the payment or vesting of an Incentive Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:
(a)	Net earnings;
(b)	Earnings before or after taxes, interest, depreciation, and/or amortization;
(c)	Earnings per share, reflecting dilution of the Common Stock as the Committee deems appropriate and, if the Committee so determines, net of or including dividends;
(d)	Net sales;
(e)	Net sales growth;
(f)	Return measures (including, but not limited to, return on assets, capital, equity, or sales);
(g)	Cash flow (including, but not limited to, operating cash flow and free cash flow);
(h)	Cash flow return on capital;
(i)	Gross or operating margins;
(j)	Productivity ratios;
(k)	Share price (including, but not limited to, growth measures and total shareholder return);
(l)	Expense or cost levels;
(m)	Margins;
(n)	Operating efficiency;
(o)	Customer satisfaction, satisfaction based on specified objective goals or a Company-sponsored customer survey;
(p)	Working capital targets;
(q)	Economic value added measurements;
(r)	Market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;

(s)	Aggregate product price and other product measures;
(t)	Reduction of losses, loss ratios or expense ratios;
(u)	Reduction in fixed costs;
(v)	Inventory turnover;
(w)	Debt reduction;
(x)	Associate turnover;
(y)	Specified objective social goals; and
(z)	Safety record.

One or more Performance Measures may be used to measure the performance of one or more of the Company, its Subsidiaries, its Affiliates, any Business Units of any of them or any combination of the foregoing, compared to pre-determined levels, as the Committee may deem appropriate, or compared to the performance of a pre-established peer group, or published or special index that the Committee, in its sole discretion, deems appropriate; or the Committee may select Performance Measure (k) above (with respect to the Company) as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Incentive Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 10.

          10.2          Evaluation of Performance. The Committee may provide in any such Incentive Award that any evaluation of performance may include or exclude any of the following events or their effects that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable fiscal year, (f) acquisitions, divestitures or accounting changes, (g) foreign exchange gains and losses, and (h) other special charges or extraordinary items. To the extent such inclusions or exclusions affect Incentive Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

          10.3          Committee Discretion. In the event that applicable tax laws, securities laws, or both, change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Incentive Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and may base vesting on Performance Measures other than those set forth in Section 10.1.

          10.4          Adjustment of Performance-Based Compensation. Incentive Awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be increased or adjusted upward. The Committee shall retain the discretion to decrease or adjust such Incentive Awards downward, and such Incentive Awards may be forfeited in whole or in part.

          10.5          Performance-Based Compensation Conditioned on Performance. Payment of Performance-Based Compensation to a Participant for a Performance Period under this Plan shall be entirely contingent upon achievement of the performance goals established by the Committee pursuant to this Section 10, the satisfaction of which must be substantially uncertain when established by the Committee for the Performance Period.

          10.6          Time of Determination of Performance Goals by Committee. All performance goals to be made by the Committee for a Performance Period pursuant to this Section 10 shall be established in writing by the Committee during the first 90 days of such Performance Period and before 25% of the Performance Period has elapsed.

          10.7          Objective Standards. Performance-Based Compensation shall be based solely upon objective criteria, consistent with this Section 10, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the Performance-Based Compensation to be paid. Although the Committee has authority to exercise reasonable discretion to interpret this Plan and the criteria it shall specify pursuant to this Section 10 of the Plan, it may not amend or waive such criteria after the 90th day of the respective Performance Period. The Committee shall have no authority or discretion to increase any Performance-Based Compensation or to construct, modify or apply the measurement of a Participant's Performance in a manner that will directly or indirectly increase the Performance-Based Compensation for the Participant for any Performance Period above the amount determined by the applicable objective standards established within the time period set forth in Section 10.6.

SECTION 11

General Provisions

          11.1          No Rights to Incentive Awards. No Participant or other person shall have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant.

          11.2          Withholding. The Company or a Subsidiary shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or vesting of an Incentive Award or by delivery to the Company of previously owned Common Stock. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate.

          11.3          Compliance With Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issuance or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

          11.4          No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of Stock Options and other stock-based and stock-related awards, and such arrangements may be either generally applicable or applicable only in specific cases.

          11.5          No Right to Employment. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with the Participant.

          11.6          No Liability of Company. The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or non-sale of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequence to any Participant or other person due to the receipt, exercise or settlement of any Incentive Award granted hereunder; and (c) any provision of law or legal restriction that prohibits or restricts the transfer of shares of Common Stock issued pursuant to any Incentive Award.

          11.7          Suspension of Rights under Incentive Awards. The Company, by written notice to a Participant, may suspend a Participant's and any transferee's rights under any Incentive Award for a period not to exceed 60 days while the termination for Cause of that Participant's employment with the Company and its Subsidiaries is under consideration or while the removal for Cause of the Participant as a Director is under consideration.

          11.8          Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

          11.9          Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, unless such construction would cause the Plan to fail in its essential purposes.

SECTION 12

Termination and Amendment

          12.1          Board and Committee Actions. The Board may terminate the Plan at any time or may from time to time amend or alter the Plan or any aspect of it as it considers proper and in the best interests of the Company; provided, that no such amendment may be made, without the approval of shareholders of the Company, that would (i) reduce the exercise price at which Stock Options, or the base price at which Stock Appreciation Rights, may be granted below the prices provided for in Sections 5.3 and 6.1, respectively (ii) reduce the exercise price of outstanding Stock Options or the base price of outstanding Stock Appreciation Rights, (iii) increase the individual maximum limits in Section 4.2 or (iv) otherwise amend the Plan in any manner requiring shareholder approval by law or under Nasdaq listing requirements or other applicable Nasdaq rules.

          12.2          No Impairment. Notwithstanding anything to the contrary in Section 12.1, no such amendment or alteration to the Plan or to any previously granted award agreement or Incentive Award shall be made which would impair the rights of the holder of the Incentive Award, without such holder's consent; provided, that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration is required or advisable in order for the Company, the Plan or the Incentive Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

SECTION 13

Effective Date and Duration of the Plan

          The Plan shall take effect May 11, 2005, subject to approval by the shareholders at the 2005 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of Shareholders. Unless earlier terminated by the Board of Directors, no Incentive Award shall be granted under the Plan after May 10, 2015.

[FRONT]

PROXY	PROXY

SPARTAN STORES, INC.
850 76th Street, S.W.
P.O. Box 8700
Grand Rapids, Michigan 49518

This Proxy is Solicited on Behalf of the Board of Directors

          The undersigned shareholder appoints Craig C. Sturken and David M. Staples, and each of them, each with full power of substitution, proxies to represent the shareholder and to vote all shares of Common Stock of Spartan Stores, Inc. that the shareholder is entitled to vote on all matters which come before the annual meeting of shareholders to be held on Wednesday, August 10, 2005, and any adjournment of that meeting.

          If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified. If no specification is made, the shares represented by this Proxy will be voted for the election of all nominees named on this Proxy as directors, for approval of the Annual Executive Incentive Plan of 2005, for approval of the Stock Incentive Plan of 2005, and for ratification of Deloitte & Touche LLP as our independent auditors for fiscal 2006. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that come before the meeting.

Thank you in advance for your participation in our 2005 Annual Meeting.

(Continued and to be signed on reverse side.)

[BACK]

SPARTAN STORES, INC.
PLEASE MARK VOTE IN CIRCLE IN THE FOLLOWING MANNER USING DARK INK ONLY.  •

Your Board of Directors Recommends that You Vote FOR ALL NOMINEES,
FOR approval of the Annual Executive Incentive Plan of 2005, FOR approval of the Stock Incentive Plan of 2005, and FOR ratification of Deloitte & Touche
LLP as our independent auditors for fiscal 2006

			For All	Withhold All	For All Except
1.	ELECTION OF DIRECTORS:
	Nominees:	Elizabeth A. Nickels Kenneth T. Stevens James F. Wright	Ο	Ο	Ο

(INSTRUCTION: To withhold authority to vote for any nominee, strike through that nominee's name in the list above.)
2.	APPROVAL OF THE ANNUAL EXECUTIVE INCENTIVE PLAN OF 2005	For Ο	Against Ο	Abstain Ο

3.	APPROVAL OF THE STOCK INCENTIVE PLAN OF 2005	For Ο	Against Ο	Abstain Ο

4.	RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL 2006	For Ο	Against Ο	Abstain Ο

Dated:

Signature of Shareholder(s)

IMPORTANT - Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder should sign.

I plan to attend the annual meeting:	Yes	No